UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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WERNER ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Post Office Box 45308
Omaha, Nebraska 68145-0308

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 9, 2017

Dear Stockholders:
Notice is hereby given that the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) of Werner Enterprises, Inc., a Nebraska corporation (the “Company”), will be held at the Embassy Suites Omaha-La Vista Hotel & Conference Center, 12520 Westport Parkway, La Vista, Nebraska, on Tuesday, May 9, 2017, at 10:00 a.m. local Central Daylight time. This meeting will be held for the following purposes, which are more fully described in the accompanying Proxy Statement:

1.	To elect three Class II directors to each serve for a three-year term expiring at the 2020 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

2.	To approve an advisory resolution on executive compensation.

3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation.

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.
Only stockholders of record at the close of business on March 20, 2017, will be entitled to receive notice of and to vote at the 2017 Annual Meeting or any adjournment thereof.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2017: This Notice of Annual Meeting of Stockholders is not a form for voting and presents only an overview of the more complete enclosed proxy materials comprised of the Company’s (i) 2017 Proxy Statement (including a proxy for voting) relating to the 2017 Annual Meeting and (ii) Annual Report to Stockholders for the year ended December 31, 2016 (containing our Annual Report on Form 10-K for 2016 filed with the U.S. Securities and Exchange Commission on February 23, 2017). Copies of the proxy materials are available, without charge, on the Company’s website (http://www.werner.com under the “Investors” link) or by contacting the Corporate Secretary by telephone at (800) 228-2240 or e-mail at invrelations@werner.com. The enclosed proxy materials contain important information about the Company and 2017 Annual Meeting, and you are encouraged to review these documents before voting.
All stockholders are cordially invited and encouraged to attend the 2017 Annual Meeting in person. However, regardless of whether you attend the meeting, we request that you vote and submit your proxy as promptly as possible in order to ensure the presence of a quorum and that your shares will be voted in accordance with your wishes. Voting instructions are enclosed and provided in the Proxy Statement for your convenience. If you attend the 2017 Annual Meeting, you may either (i) vote by proxy beforehand and forego voting at the Annual Meeting or (ii) revoke your proxy and cast your vote in person. If you hold your shares through a brokerage firm, bank or other nominee, follow the instructions you receive from them to vote your shares.

By Order of the Board of Directors,

James L. Johnson
Omaha, Nebraska	Executive Vice President, Chief Accounting Officer
April 6, 2017	& Corporate Secretary

i

WERNER ENTERPRISES, INC.
Post Office Box 45308
Omaha, Nebraska 68145-0308
________________

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
MAY 9, 2017
________________________

INTRODUCTION

We are sending you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (the “Board”) for the 2017 Annual Meeting of Stockholders of Werner Enterprises, Inc. The 2017 Annual Meeting will be held for the purposes set forth in the Notice of Annual Meeting of Stockholders on the cover page of this Proxy Statement. We are mailing the Proxy Statement, proxy and our Annual Report to Stockholders for the year ended December 31, 2016 (the “2016 Annual Report”) on or about April 6, 2017.

In this Proxy Statement, we also use the following terms and abbreviations:

•	We refer to Werner Enterprises, Inc. as the “Company,” “we,” “our” or “us.”

•	The 2017 Annual Meeting of Stockholders is referred to as the “Annual Meeting” or “2017 Annual Meeting.”

•	References to “2016” and “for the year ended December 31, 2016” mean the Company’s fiscal year for the period beginning January 1, 2016 and ending December 31, 2016.

•	The term “executive officers” means those executives listed in the Executive Officer Information section of this Proxy Statement.

•	The term “Proxy Materials” means and consists of this Proxy Statement, the proxy relating to the 2017 Annual Meeting and the 2016 Annual Report.

•
We also refer to our “website,” which means the Internet website available at http://www.werner.com under the “Investors” link, as provided in the Internet Website and Availability of Materials section of this Proxy Statement.

This Proxy Statement and our 2016 Annual Report are available on our website. In these Proxy Materials, we refer to certain reports and forms that we have filed with the U.S. Securities and Exchange Commission (the “SEC”). All of our SEC filings are available on our website, as well as the SEC website at www.sec.gov. You may also request copies of our SEC filings and Proxy Materials from our Corporate Secretary at the contact information provided in the Contacting the Corporate Secretary and Executive Offices section of this Proxy Statement.

ANNUAL MEETING INFORMATION

The 2017 Annual Meeting of Stockholders will be held at 10:00 a.m. local Central Daylight time on Tuesday, May 9, 2017, at the Embassy Suites Omaha-La Vista Hotel & Conference Center, and at any adjournment(s) thereof. The Embassy Suites Omaha-La Vista Hotel & Conference Center is located at 12520 Westport Parkway in La Vista, Nebraska, which is situated near U.S. Interstate 80 and the Giles Road exit (Exit 442) in La Vista’s Southport development. Should you require additional directions to attend the meeting and vote in person, you may contact our Corporate Secretary at the contact information provided in the Contacting the Corporate Secretary and Executive Offices section. At the meeting, members of our management team will discuss our results of operations and business plans. Members of our Board of Directors are also expected to be present.

VOTING INFORMATION AND INSTRUCTIONS

Record Date. The record date for the Annual Meeting is March 20, 2017. On the record date, 72,219,768 shares of common stock ($0.01 par value) were outstanding. At the Annual Meeting, each stockholder will be entitled to one vote (in person or by proxy) per share that is owned of record at the close of business on March 20, 2017. Our stock transfer books will not be closed. On March 20, 2017, the closing market price of our common stock as reported on the NASDAQ Global Select MarketSM was $27.05 per share.

Quorum. For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in person or by proxy, of a majority of all outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Both abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. “Broker non-votes” are shares held by a brokerage firm, bank or other nominee (collectively, a “broker”) that are represented by proxy at the Annual Meeting, but the broker has not received voting instructions from the beneficial owner of such shares and does not have discretionary voting power for certain matters.

Stockholders Eligible to Vote and Voting Methods. Only stockholders of record as of the close of business on the record date are entitled to receive notice of, attend and vote at the Annual Meeting. How you hold your shares determines the method by which you may vote your shares. Most of the Company's stockholders hold their shares through a broker, bank or other nominee rather than in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent (Wells Fargo Bank Minnesota, N.A.), you are considered a “registered stockholder” and the stockholder of record with respect to those shares. If you are a registered stockholder, you may vote your shares by mail using the enclosed proxy and postage-paid return envelope and by following the instructions appearing on the proxy. As a registered stockholder, you may also vote your shares in person at the Annual Meeting by notifying and obtaining a ballot from the Corporate Secretary prior to the occurrence of any votes.

Beneficial Owners. If your shares are held in a brokerage account, bank or other nominee, you are considered a “beneficial owner” of shares, and you have the right to instruct your broker how to vote the shares held in your account. Your broker will inform you as to how your shares may be voted by proxy, including whether Internet or telephonic voting options are available. As a beneficial owner of shares, you may not vote in person at the Annual Meeting unless you obtain from your broker a legal proxy that gives you the right to vote the shares.

Regardless of how you hold your shares, your right to vote in person at the Annual Meeting is not affected by signing and returning the proxy by mail (as generally done by registered stockholders) or by submitting your proxy pursuant to your broker’s instructions (as done by beneficial owners, commonly by the Internet or telephone).

Voting Your Proxy and Designated Proxy Holders. When a proxy is executed and returned (and not revoked) prior to the Annual Meeting, the proxy will be voted according to the instructions you made when granting the proxy. Unless you specify otherwise or if no choice is indicated on your proxy, all shares of our common stock represented by the proxy will be voted:

(i)	FOR the election of ALL nominees for Class II director (Proposal 1);

(ii)	FOR the approval of the advisory resolution on executive compensation (Proposal 2);

(iii)	To conduct future advisory votes on executive compensation EVERY YEAR (as opposed to every two years or three years) (Proposal 3);

(iv)	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017 (Proposal 4); and

(v)	In accordance with the best judgment of the named proxy on any other matters properly brought before the Annual Meeting or any adjournment thereof. See Other Matters in this Proxy Statement.

For purposes of the 2017 Annual Meeting, Clarence L. (“C.L.”) Werner will act as the appointed and authorized “Designated Proxy Holder.” Your executed proxy appoints the Designated Proxy Holder as your duly authorized attorney-in-fact and gives the Designated Proxy Holder the power to represent and vote at the Annual Meeting all shares of our outstanding common stock that you are entitled to vote. The Designated Proxy Holder will vote your shares as instructed by you on your proxy. If you do not provide voting instructions on the proposals discussed in this Proxy Statement, or for any other matters properly presented at the Annual Meeting, your proxy also gives the Designated

Proxy Holder the discretionary authority to vote your shares represented thereby as noted in this Proxy Statement and in accordance with his best judgment.

Revoking Your Proxy. Any stockholder who delivers an executed proxy has the right to revoke the proxy at any time prior to the call to vote at the Annual Meeting. You may revoke your proxy before the Annual Meeting by (i) delivering a written and executed notice of revocation of the proxy to the Corporate Secretary at our executive offices prior to the Annual Meeting, (ii) executing and delivering a new proxy with a later date before the Annual Meeting or (iii) attending the Annual Meeting, informing the Corporate Secretary of your proxy revocation and voting in person. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Cumulative Voting in Director Elections. With respect to the election of directors, Company stockholders (or their proxy holder, if one is appointed) have cumulative voting rights under the laws of the State of Nebraska. This means that you (or your proxy holder) may: (i) vote your shares for as many directors as are to be elected; (ii) cumulate your shares and give one director nominee an amount of votes equal to the total number of directors to be elected multiplied by the total number of your shares; or (iii) distribute an amount of votes calculated as described in section (ii) among as many director nominees as you desire. If you wish to vote cumulatively, you must vote in person or give your specific cumulative voting instructions to the selected proxy, and your instructions must indicate the number of votes represented by your shares that are to be cast for one or more of the director nominees. The solicitation of proxies on behalf of the Board of Directors includes a solicitation for discretionary authority to cumulate votes. You may withhold authority to vote for any nominee(s) by striking through the name(s) of such nominee(s) on the accompanying proxy.

Votes Required for Proposals and Voting Process. If you are a beneficial owner, certain exchange rules govern how brokers can vote your shares. If your broker does not receive voting instructions from you, the broker may generally vote your shares on certain routine matters but cannot vote your shares on the election of directors, corporate governance proposals and other non-routine matters; these broker non-votes will not be treated as votes cast at the Annual Meeting on non-routine matters. With respect to the proposals described in this Proxy Statement to be voted on at the 2017 Annual Meeting, the election of directors (“Proposal 1”), approval of the advisory resolution on executive compensation (“Proposal 2”), and advisory vote on the frequency of future advisory resolutions on executive compensation (“Proposal 3”) constitute non-routine matters. The ratification of the appointment of our independent registered public accounting firm (“Proposal 4”) is considered a routine matter.

The following votes are required for the four proposals discussed in this Proxy Statement to be voted on at the Annual Meeting, assuming the presence of a quorum:
Proposal 1. Directors are elected when they receive a plurality of affirmative votes cast by holders of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon. This means the three nominees receiving the highest number of votes at the Annual Meeting, after taking into account any cumulative voting, will be elected to the Board. Abstentions and broker non-votes will not impact the election of directors.

Proposal 2. The approval of the advisory resolution on executive compensation will be decided by the affirmative vote of a majority of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will be counted as votes cast and will have the same effect as a vote against the resolution. Broker non-votes will not be counted as votes cast and will have no effect on the outcome of such vote.

Proposal 3. Regarding the advisory approval of the frequency of future advisory votes on executive compensation, the frequency option that receives the most votes cast by holders of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon will be considered the option selected by the stockholders. Abstentions will be counted as votes cast, and broker non-votes will not be counted as votes cast. Neither abstentions nor broker non-votes will have an effect on the outcome of such vote.

Proposal 4. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will be counted as votes cast and will have the same effect as a vote against the matter. Broker non-votes will also be counted as votes cast; however, because brokers may vote on this routine matter, no broker non-votes are expected in connection with this Proposal 4.

Voting Results. Our Corporate Secretary has been appointed by the Board to serve as the inspector of election for the Annual Meeting. Proxies and ballots will be received and tabulated by the inspector of election. Preliminary voting results will be announced at the Annual Meeting, and the inspector of election will then calculate final voting results. We will disclose the Annual Meeting voting results on a Current Report on Form 8-K filed with the SEC in accordance with SEC rules.

Stockholder Privacy. As a matter of Company policy, we keep all proxies, ballots and voting tabulations that identify individual stockholders private and confidential. Such documents are available for examination only by the inspector of election and certain Company representatives who assist with processing proxies and tabulating the vote. Stockholder votes are not otherwise disclosed, except as may be necessary to meet legal requirements.

EXPENSES OF SOLICITATION

We will bear all costs of this proxy solicitation, including expenses for the preparation, printing, assembly and mailing of materials. Some of our directors, officers and employees may also solicit proxies in person or by the Internet, telephone or other electronic communications, and they will not receive any additional compensation for making such solicitations. We will also reimburse brokerage firms and other custodians and fiduciaries for all reasonable expenses incurred for forwarding Proxy Materials to beneficial owners of our stock in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy will help to avoid additional expense in the event the Company retains an outside firm to solicit proxies.

OTHER MATTERS

On the date of mailing this Proxy Statement, the Board of Directors knows of no other matters to be brought before stockholders at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are properly presented at the meeting, your signed proxy authorizes the Designated Proxy Holder to vote the shares represented thereby in his discretion and according to his best judgment.

Assuming the presence of a quorum, all other matters that properly come before the Annual Meeting will each require the affirmative vote of a majority of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Articles of Incorporation provide that the Board may be divided into two or three separate classes of directors. Each class must consist of not less than two, nor more than five, directors, and the classes should be nearly equal in number as possible. Our By-Laws provide for eight directors, divided into three classes (Class I, II and III), and each class should have the same number of directors to the extent possible. Directors hold office for a term of three years and until a successor is elected and qualified. The terms of office for each class of current directors expire at the annual meeting of stockholders in the following years: Class I, 2019; Class II, 2017; and Class III, 2018.

DIRECTOR NOMINEES

You will be asked to elect three directors in Class II to each serve for a three-year term expiring at the 2020 Annual Meeting of Stockholders and until his or her respective successor is elected and qualified. The three nominees for Class II director at the 2017 Annual Meeting are:

Gregory L. Werner	Gerald H. Timmerman	Diane K. Duren
Gregory L. Werner and Mr. Timmerman are current Class II directors whose terms will expire at the 2017 Annual Meeting and have been nominated by the Board for re-election. Mr. Timmerman was appointed by the Board, acting upon recommendation of the Nominating and Corporate Governance Committee, on May 10, 2016 to fill a directorship vacancy. Michael L. Steinbach, a current Class II director whose term will expire at the 2017 Annual Meeting, will not stand for re-election to the Board, but he will continue to serve on the Board until his term expires. Ms. Duren has been nominated by the Board, acting upon recommendation of the Nominating and Corporate Governance Committee, for election at the 2017 Annual Meeting to fill this vacancy. The individual qualifications, skills and experience of the nominees for director are discussed in their respective biographies in the following Director Information section.

Each of the nominees designated in this Proxy Statement has indicated his or her intention to serve as a director if elected, and the Board does not know of any reason why any nominee will be unavailable for election. In the event any nominee becomes unwilling or unable to serve as a director, the shares represented by your accompanying proxy will be voted for any substitute nominee designated by the Board, unless you expressly withhold (whether on your proxy or in person at the Annual Meeting) authority to vote your shares for the unavailable nominee or substitute nominee. There are no arrangements or understandings between any of the nominees and any other person pursuant to which any of the nominees was selected as a nominee.

DIRECTOR INFORMATION

Identified in the table below are the director nominees and the directors whose terms will continue after the 2017 Annual Meeting. Certain information provided to us by our directors and director nominee regarding their qualifications, skills and experience is also set forth in the biographies following the table. Family relationships between any directors and executive officers, who served at any time during 2016, are noted in the relevant biographies. None of the corporations or other organizations referenced in the biographies is a parent, subsidiary or affiliate of the Company.

MEMBERS OF AND NOMINEES TO THE BOARD OF DIRECTORS
Name	Principal Occupation	Term Ends	Class
Clarence L. Werner	Executive Chairman of Werner Enterprises, Inc.	2018	III
Gregory L. Werner	Former Vice Chairman & Chief Executive Officer of Werner Enterprises, Inc.	2017	II
Kenneth M. Bird, Ed.D.	President & Chief Executive Officer of the Avenue Scholars Foundation	2019	I
Patrick J. Jung	Chief Operating Officer of Surdell & Partners LLC	2018	III
Dwaine J. Peetz, Jr., M.D.	Former Thoracic Surgeon; Former Clinical Assistant Professor of Surgery at Creighton University School of Medicine and University of Nebraska Medical Center	2019	I
Duane K. Sather	Former President of Sather Trucking Corporation and Former Chairman of Sathers Inc.	2018	III
Gerald H. Timmerman	President of Timmerman & Sons Feeding Co., Inc.	2017	II
Diane K. Duren	Former Executive Vice President and Corporate Secretary of Union Pacific Corporation	N/A	II

CLARENCE L. WERNER, 79, operated Werner Enterprises as a sole proprietorship from 1956 until the incorporation of Werner Enterprises, Inc. in September 1982. He has been a Company director since that time and also served as President until 1984. He served as our Chief Executive Officer (“CEO”) from 1984 until February 2007, and he was Chairman from 1984 until May 2011. He served as Chairman Emeritus from May 2011 until August 2015, at which time he was elected as Chairman and assumed the responsibility of Chief Executive Officer. On May 10, 2016, he stepped down as CEO and became Executive Chairman. As our founder, Mr. Werner has been actively involved in the Company’s business and operations since its inception over 60 years ago. As a result of these professional experiences, Mr. Werner brings to the Board a unique understanding of our business and operations attributed to his long-standing commitment to, management of and involvement with the Company for over 60 years, as well as his significant and extensive knowledge of the transportation industry. Mr. Werner is the father of Gregory L. Werner and Gary L. Werner.

GREGORY L. WERNER, 57, was elected as a director of the Company in 1994. He served as our Treasurer from 1982 to 1986, became Vice President in 1984, and was promoted to Executive Vice President in 1996. Mr. Werner also began directing revenue equipment maintenance for Werner Enterprises, Inc. and its predecessor in 1981 and became responsible for our management information systems in 1993. Mr. Werner served as our President from April 1997 until May 2011 and as our Chief Operating Officer from 1999 to 2007. Mr. Werner was our Chief Executive Officer from 2007 to August 2015. He was also the Vice Chairman from May 2011 until August 2015. Mr. Werner resigned as an executive officer of the Company effective August 27, 2015. Mr. Werner possesses significant knowledge and a thorough understanding of our business operations and industry, which is attributed to his long-term professional experience with the Company. Because of his past positions as Vice Chairman and Chief Executive Officer, Mr. Werner also provides the Board with an important insider perspective and management’s point-of-view about various aspects of our business operations and strategies. Mr. Werner is a son of C.L. Werner and brother of Gary L. Werner.

KENNETH M. BIRD, ED.D., 69, was appointed by our Board of Directors in 2002 to fill a vacant directorship position and was subsequently elected by the stockholders. Dr. Bird is currently the President & Chief Executive Officer of the Avenue Scholars Foundation, a nonprofit entity that serves youth education in Omaha, Nebraska. Dr. Bird previously served as Superintendent of Westside Community Schools in Omaha, Nebraska from 1992 until May 2008, and he also held various administrative positions with Westside Community Schools since 1981. Prior to 1981, he was employed by the Nebraska Department of Education and as a special education teacher at Westside Community School. Dr. Bird’s broad range of board experience is also considerable and extensive. He is active in local, state and national professional organizations as a member of various advisory councils, committees and task forces. Dr. Bird serves as a director or trustee on a number of civic boards, and he has been the recipient of several professional, leadership and community service awards. He possesses significant overall board experience, administrative competence, executive and financial experience and proven leadership skills that enhance our Board’s diversity and discussions. As a result of these professional and other experiences, Dr. Bird brings to the Board a broad perspective of our community and an appreciation of corporate governance principles that contribute to the collective qualifications, skills and experience of our Board of Directors.

PATRICK J. JUNG, 69, was elected as a Company director in 2003. He serves as the Chief Operating Officer of Surdell & Partners LLC, an advertising company in Omaha, Nebraska. Prior to his position with Surdell & Partners LLC, Mr. Jung was a practicing certified public accountant with KPMG LLP for 30 years, 20 years of which he served as an audit partner. He was also the audit engagement partner on the Company’s annual audit for the year ended December 31, 1999 prior to his retirement from KPMG LLP in 2000. Mr. Jung is a member of the Board of Managers of Burlington Capital Group LLC, which acts as the Board of Managers of America First Multifamily Investors, L.P., a publicly traded company, and serves on its audit and governance committees. Located in Omaha, Nebraska, Burlington Capital Group LLC’s business involves real estate, money management and emerging markets. Mr. Jung is a director and officer of the Omaha Zoological Society and also works with several civic boards and organizations. Mr. Jung has significant knowledge and experience in financial management, accounting processes and corporate governance that is derived from his professional and other experiences. He brings to our Board substantial accounting and financial expertise and sophistication, exceptional administrative proficiency, overall board experience and comprehension of our business operations and industry that contribute to the Board’s collective qualifications, skills and experience. Mr. Jung also qualifies as an audit committee financial expert and serves as Chair of both our Audit Committee and Compensation Committee.

DWAINE J. PEETZ, JR., M.D., 66, was appointed by our Board of Directors in May 2011 to fill a vacant directorship position and was elected by the stockholders at the 2012 Annual Meeting. Dr. Peetz is a thoracic surgeon from Omaha, Nebraska and retired from practice in 2011. He was formerly the Assistant Clinical Professor of Surgery at the Creighton University School of Medicine and the Clinical Assistant Professor of Surgery at the University of Nebraska Medical Center, both of which are nationally recognized and accredited medical schools located in Omaha, Nebraska. Dr. Peetz graduated from the Creighton University School of Medicine, completed his residency in thoracic surgery at the University of Michigan in Ann Arbor, Michigan and became certified by the American Board of Surgery in 1981 and American Board of Thoracic Surgery in 1983. During his distinguished career, Dr. Peetz acquired comprehensive leadership, board and administrative experience. He has been active in various professional organizations, served as the chairman and a member of several affiliated hospital committees and authored numerous medical publications and abstracts. From 1991 to 1999, he was also the chairman of the department of surgery for the Alegent Health Bergan Mercy Medical Center in Omaha, Nebraska. Because of these professional experiences, Dr. Peetz brings to the Board an important and unique point of view regarding organizational and operational management issues, business administration and financial knowledge, public health and safety expertise and valuable management insight. His sophisticated professional perspective and overall administrative adeptness are beneficial and contribute to the collective qualifications, skills and experience of our Board of Directors.

DUANE K. SATHER, 72, was elected as a Company director in 2006. Mr. Sather’s extensive knowledge and experience in our industry is partially attributable to his service as President of Sather Trucking Corporation from 1972 to 1996. From 1988 to 1996, he also served as Chairman of Sathers Inc., a wholesale candy manufacturer and distributor. Sather Trucking Corporation and Sathers Inc. were sold to Favorite Brands International, Inc. in 1996. Mr. Sather is an investor and currently serves as a director of privately held companies that construct and operate ethanol plants in the Midwest.

During his tenure with Sather Trucking Corporation and Sathers Inc., Mr. Sather gained a wide range of knowledge about the trucking industry, including managing a large workforce, overseeing a large business operation, marketing and logistics. Mr. Sather brings to the Board his diverse business and executive experience and comprehensive industry knowledge. This invaluable industry insight contributes to our Board’s collective qualifications, skills and experience.

GERALD H. TIMMERMAN, 77, was appointed by our Board of Directors in May 2016 to fill a vacant directorship position. Mr. Timmerman was previously a director of the Company from 1988 to 2011. Since 1969, Mr. Timmerman has been and currently serves as President of Timmerman & Sons Feeding Co., Inc., a cattle feeding, ranching and beef production enterprise based in Springfield, Nebraska, with operations in several Midwestern states. Mr. Timmerman is also a partner in several other privately held entities that engage in integrated agricultural business operations. As a result of these and other professional experiences, as well as his prior service on the boards of directors of several privately held and civic organizations, Mr. Timmerman brings to our Board substantial business experience, financial acumen and outside board experience that contributes to the Board's collective qualifications, skills and experience.

DIANE K. DUREN, 57, is a nominee for election to the Board in 2017. In February 2017, Ms. Duren retired from Union Pacific Corporation, having served as Executive Vice President, Chief Administrative Officer and Corporate Secretary for four years, after serving as Vice President and General Manager–Chemicals in Marketing & Sales. Since joining Union Pacific in 1985, she held a variety of positions in the Finance and Marketing & Sales departments, including Vice President and General Manager–Agricultural Products. In 2012, Ms. Duren was one of the honorees of the Women's Center for Advancement Tribute to Women. She was recognized by Profiles in Diversity Journal as one of the “Women Worth Watching in 2011,” and that same year, she was awarded the Creighton University College of Business Alumni Merit Award. In 2008, Ms. Duren was recognized by Pink magazine, a magazine for professional women, as one of the top 15 women in business. Prior to her employment at Union Pacific, she was a certified public accountant with Deloitte, Haskins & Sells in Omaha. Ms. Duren holds a bachelor's degree in Business Administration from Creighton University. She has been active on multiple community and industry boards including Girl Scouts – Spirit of Nebraska and American Red Cross, of which she served as chair of the Heartland Chapter in 2010 and 2011. In 2014, Ms. Duren was appointed by Omaha Mayor Jean Stothert to the Metropolitan Entertainment & Convention Authority Board of Directors and is the current Chairwoman of the Board. She also serves on the Board of Children’s Hospital and Medical Center as Vice Chair. Ms. Duren's vast experience in the transportation industry, multiple leadership roles, and accounting and financial experience are expected to add great value and insight to the Board.

RECOMMENDATION OF THE BOARD OF DIRECTORS — PROPOSAL 1

The Board of Directors unanimously recommends that stockholders vote FOR the election of each director nominee. The Designated Proxy Holder of proxies solicited by the Board in this Proxy Statement will vote the proxies as directed on each proxy, or if no instruction is made, for the election of all director nominees.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE DETERMINATIONS

The Board has affirmatively determined that all members of and nominees to our Board of Directors are independent pursuant to SEC rules and the listing standards adopted by NASDAQ, except for C.L. Werner and Gregory L. Werner. The Board has also determined that each member of the three Board committees satisfies the applicable independence requirements of NASDAQ and the SEC.

At its annual meeting, the Nominating and Corporate Governance Committee reviewed the (i) legal and regulatory standards for assessing Board and Board committee independence, (ii) criteria for determining a director’s “audit committee financial expert,” “non-employee director” and “outside director” status and (iii) responses to annual and biannual questionnaires completed by our directors. After completing its review, the Nominating and Corporate Governance Committee submitted its independence recommendations to our Board. Our Board then made its independence determinations based on the committee’s recommendations and after considering the information available to the committee.

ROLE AND LEADERSHIP OF THE BOARD OF DIRECTORS

One of the primary roles of the Board of Directors is to oversee our senior management in the competent and ethical operation of our business and to ensure that our stockholders’ interests are being properly served. To achieve these objectives, the Board establishes and maintains high standards of responsibility and ethics that, when consistently applied and followed, contribute to our business’s overall success.

The Executive Chairman presides over each Board meeting and is actively involved in determining agendas for Board meetings and serving as a liaison between our Board and management. The Board elects our Executive Chairman each year at its annual meeting. C.L. Werner serves as our Executive Chairman, and Derek J. Leathers serves as our President and Chief Executive Officer. Each individual was elected by our Board at its 2016 annual meeting to serve in his current position for a one-year term or until his respective successor is duly elected and qualified, pursuant to Section 2 of Article III of our By-Laws.

The positions of Chairman and CEO are held by two individuals instead of the same person. We believe our current leadership structure is effective for us. This configuration demonstrates to our stockholders, employees and customers that our primary leadership roles are served by two qualified people who each have an extensive depth of knowledge about the Company’s business and industry and are committed to our development and success. Although C.L. Werner is not an independent director, as our founder he demonstrates a long-standing dedication to and significant ownership interest in the Company.

Our independent directors regularly meet in “executive sessions,” which are meetings conducted without the presence of management. These executive sessions are typically conducted after each quarterly Audit Committee meeting and may also be held when deemed appropriate by the independent directors. Our Audit Committee is currently comprised solely of five of our six independent directors, each of whom typically attends each Audit Committee meeting. Our independent directors do not formally select a lead independent director to preside over their executive sessions. Rather, Mr. Jung, Chair of the Audit Committee, presides over the executive sessions of the independent directors, and he also acts as a liaison between the independent directors, management and the full Board. Further information regarding the 2016 executive sessions is provided under the Committees of the Board of Directors section.

We believe that separating the Chairman and CEO positions, having the majority of our Board and each Board committee comprised of independent directors (who meet regularly in executive sessions) and having independent directors serve as Chairs of our Board committees provides an effective and strong leadership structure for the Company. Our Board has the flexibility to continue or modify our leadership structure in the future, as the Board deems appropriate.

BOARD OVERSIGHT OF RISK MANAGEMENT

Company management is responsible for risk assessment and mitigation on a Company-wide basis, and our Board oversees and reviews these risk management efforts overall. Our Board believes that risk oversight fundamentally includes understanding the material risks we confront and how management responds to such risks, as well as a comprehension of what risk levels are appropriate for us. Typically, management identifies and measures various risks facing the Company and analyzes the factors associated with such risks, such as the probability and frequency of occurrence and potential impact on our cash flow, financial results and overall business and operations. Diverse types of risk are identified which are generally competitive, economic, regulatory or technological in nature. Management then develops response plans to address, mitigate and monitor identified risks and also reports and discusses these risks and plans with the Board. In its risk oversight role, our Board regularly evaluates and confers with management about the objectives of and risks involved with each plan. The Board also considers risk when assessing our business strategies and objectives, which is also integral to the Board’s risk management and tolerance evaluations.

While our Board has overall responsibility for risk oversight, each of the Board committees considers certain risks within its respective area of responsibility. Our Audit Committee has primary oversight responsibility with respect to risks relating to internal controls over financial reporting and contingent liabilities and risks that may be material to the Company. As discussed in the Risk Management Related to Compensation section, our Compensation Committee considers the Company’s risks in determining whether our executive compensation program encourages executive officers to take unreasonable risks relating to our business. Our Nominating and Corporate Governance Committee reviews risks related to legal and regulatory compliance concerning various corporate governance matters. The risk oversight roles of the Board, Audit Committee, Compensation Committee and Nominating and Corporate Governance

Committee did not impact our leadership structure because our Board is comprised of a majority, and such Board committees consist entirely, of independent directors.

CORPORATE GOVERNANCE POLICIES AND MATERIALS

The members of our Board of Directors possess a variety of experience, knowledge and judgment, and the diversity of these skills complements our corporate governance structure. Our corporate governance policies are designed to enable effective and thorough decision-making and to allow proper and comprehensive monitoring of the Company’s performance and compliance. These policies are also meant to provide our Board with practical guidelines that are regularly reviewed and can be appropriately revised and updated in response to regulatory developments and evolving business and governance practices. Our fundamental corporate governance principles and practices are set forth in our Code of Corporate Conduct and other policies, each of which is available on our website. Pursuant to SEC rules, we will disclose amendments to or waivers from our Code of Corporate Conduct, as they relate to our CEO, Chief Financial Officer (“CFO”) and Chief Accounting Officer (“CAO”), on our website or in a Current Report on Form 8-K filed with the SEC. To date, we have not granted any waivers from our Code of Corporate Conduct to the CEO, CFO or CAO.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through (i) meetings of the Board, (ii) actions taken by written consent in lieu of meetings, (iii) actions of its committees and (iv) discussions with management, the independent auditors and other consultants retained from time to time. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee evaluates each committee’s composition and appoints committee members annually. The Board then approves each committee’s members appointed by the Governance Committee at the Board’s first meeting held thereafter. The Board may also make further changes to committee assignments from time to time as the Board deems appropriate or as advised by the Governance Committee. A majority of full committee membership elects committee Chairs, unless elected by the full Board. Committee members cannot be removed except by a majority vote of independent directors in office at the time. The responsibilities and duties of each committee are discussed below.

Our Board delegates various responsibilities and authority to the committees to foster the effective governance of the Company. Each committee also meets periodically or when appropriate and reports their respective activities and actions to the full Board. The committees operate pursuant to written charters (including any amendments thereto) approved and adopted by the Board. Each committee charter is available on our website.

The composition of each Board committee is as follows:

2016 BOARD COMMITTEE MEMBERSHIP
Name	Audit Committee	Compensation Committee	Governance Committee	Board of Directors
Clarence L. Werner				X
Gregory L. Werner				X
Kenneth M. Bird, Ed.D.	X	X		X
Patrick J. Jung	Chair	Chair		X
Dwaine J. Peetz, Jr., M.D.	X	X	X	X
Duane K. Sather	X		Chair	X
Michael L. Steinbach (1)	X		X	X
Gerald H. Timmerman (2)				X
Number of Meetings	4	6	2	6(3)

(1)	Michael L. Steinbach will not stand for re-election but will serve as director until his current term expires in May 2017.
(2)	Gerald H. Timmerman was appointed to the Board on May 10, 2016 to fill a directorship vacancy.
(3)	Four (4) executive sessions of the independent directors were held in 2016.

ATTENDANCE AT BOARD AND BOARD COMMITTEE MEETINGS AND ANNUAL MEETING

During 2016, each incumbent director, except for Mr. Timmerman, attended and participated in at least 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all Board committees on which he served (during the periods that he served). We encourage directors to attend annual meetings of stockholders, although we do not have a formal policy regarding director attendance at these meetings. Six of our seven directors then serving attended our Annual Meeting of Stockholders in May 2016. The number of meetings conducted in 2016 by the Board and each Board committee are provided in the 2016 Board Committee Membership table.

AUDIT COMMITTEE

In accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), our Board of Directors established a separately-designated standing Audit Committee to oversee our accounting and financial reporting policies and processes, our internal control systems, and the services performed by our independent registered public accounting firm. Such oversight is performed in accordance with applicable SEC rules and NASDAQ listing standards. Please refer to the Report of the Audit Committee section for the 2016 report. As more fully described in its charter, the Audit Committee’s responsibility for overseeing our accounting and financial reporting processes includes but is not limited to:

•	Discussing the annual audit and resulting letter of comments with management;

•	Consulting with the auditors and management regarding the adequacy of internal controls;

•	Reviewing our financial statements with management and the independent auditors prior to their release;

•	Evaluating with management the process used to support the CEO and CFO certifications that accompany our periodic SEC filings;

•	Appointing the independent auditors for the next fiscal year;

•	Reviewing and approving all audit and non-audit services and fees;

•	Overseeing the work of our internal audit department and independent auditors; and

•	Assessing and maintaining procedures for the anonymous submission of complaints concerning accounting and auditing irregularities.

The Audit Committee meets in executive session with our independent auditors and also in a separate executive session with the head of our internal audit department. These meetings are conducted without the presence of our management and occur at each quarterly Audit Committee meeting. In 2016, as Audit Committee Chair, Mr. Jung also participated in four additional meetings with management and the independent auditors for the purpose of reviewing the Company’s financial results prior to the issuance of our quarterly earnings press releases.

Audit Committee Independence and Financial Expert. Our Board of Directors has determined that each Audit Committee member (i) meets the independence criteria prescribed by Rule 10A-3(b)(1) and Section 10A(m)(3) of the Exchange Act; (ii) is independent under the NASDAQ listing standards and (iii) has sufficient knowledge and sophistication in financial and auditing matters under the NASDAQ rules. The Board also designated Mr. Jung as an “audit committee financial expert” as defined under the SEC rules upon determining that Mr. Jung possesses the requisite qualifications and experience.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for determining and approving the compensation of our executive officers. The Compensation Committee may consider the recommendations of our Executive Chairman and President & CEO. Prior to making any such compensation determinations, the committee performs an annual review of all compensation elements for our executive officers, including but not limited to base salary, cash bonuses and stock awards. Our Compensation Committee is tasked with evaluating and approving our overall executive compensation strategy and elements to ensure such components align with our business objectives, stockholder interests and responsible corporate practices and culture. Additionally, the Compensation Committee is responsible for recommending to the Board the compensation policies for our independent directors and overall Board members. The Compensation Committee has responsibility for oversight of and determining awards of equity compensation pursuant to the Werner Enterprises, Inc. Amended and Restated Equity Plan (the “Equity Plan”).

The Report of the Compensation Committee section contains the 2016 report. For more information about the Compensation Committee’s activities, refer to the Compensation Discussion and Analysis and Report of the Compensation Committee sections of this Proxy Statement. The Compensation Committee’s functions are also described in its charter.

Compensation Committee Independence. Our Board of Directors has determined that all current Compensation Committee members satisfy the applicable SEC and NASDAQ independence requirements. Each Compensation Committee member is also (i) a “non-employee director” as defined by Rule 16b-3 under the Exchange Act and (ii) an “outside director” as defined in Section 162(m) of the Internal Revenue Code and U.S. Treasury Regulation Section 1.162-27.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee was an officer or employee of the Company at any time during 2016 or on the date of this Proxy Statement. In 2016, no member of the Compensation Committee had any relationships or transactions with the Company that would require disclosure as a “related person transaction” under the SEC rules and regulations and in the Proxy Statement section entitled Transactions with Related Persons. During 2016, none of our executive officers served on the board of directors or compensation committee of any other entity whose executive officer(s) served as a member of our Board of Directors or Compensation Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Our Governance Committee is comprised only of directors whom the Board has determined satisfy the applicable SEC and NASDAQ independence requirements. The Governance Committee is responsible for the director nomination process. These duties include assisting the Board in identifying, evaluating and recruiting qualified potential candidates for election to the Board. The Governance Committee recommends for the Board’s approval the director nominees for any election of directors. This process is described further in the Director Nomination Process section.

The Governance Committee is also responsible for various corporate governance matters, including the development and oversight of our corporate governance policies, compliance practices and ethical standards of conduct for our directors, officers and employees. The committee makes recommendations to the Board regarding our corporate governance processes and reviews our Code of Corporate Conduct. The Governance Committee also monitors the effectiveness, and advises on the composition, structure and size, of our Board and Board committees. It also annually assists our Board with its independence and expertise determinations. The Governance Committee has oversight of the administration of our policies regarding “related person transactions” (as discussed under the Transactions with Related Persons section herein), and the committee reviews and approves or disapproves any such transaction when such approval is required by SEC and NASDAQ rules and regulations. A more complete description of the Governance Committee’s functions is provided in its charter.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors established a process by which stockholders and other parties may communicate directly with members of the Board or the independent directors as a group. This process is described in our Stockholder Communications Procedure for Communicating with the Board of Directors, included on our website. You may direct any matter intended for the Board or independent directors by writing to the intended recipients in care of our Corporate Secretary at our executive offices. Generally, the Corporate Secretary will forward any received correspondence according to the stockholder’s instructions. The Corporate Secretary, however, reserves the right not to forward any abusive, threatening or otherwise inappropriate materials. A majority of our independent directors approved the process for collecting stockholder communications received by our Corporate Secretary on the Board’s behalf.

DIRECTOR NOMINATION PROCESS

Generally, the Governance Committee considers director candidates recommended by Board members, management and stockholders. Nominees for the Board of Directors are then selected by the Governance Committee according to the process summarized below and described in our current Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy (the “Directorship Guidelines Policy”) and Policy Regarding Director Recommendations by Stockholders (the “Stockholder Recommendation Policy”). Both policies are available free of charge on our website. Stockholders may also request a copy of these policies by contacting our Corporate Secretary at our executive office address or telephone number provided in this Proxy Statement. Each policy was approved by the Board of Directors and is administered by the Governance Committee. The Governance Committee evaluates the policies regularly and may update and revise the policies from time to time, subject to Board approval, when appropriate and as applicable legal or listing standards change.

Stockholder Recommendations for Director Candidates. With respect to director candidates identified by stockholders, the Stockholder Recommendation Policy applies. In accordance with the Stockholder Recommendation Policy, the Governance Committee will consider candidates proposed by only “qualified stockholders.” A “qualified stockholder” is an individual stockholder or group of stockholders that has beneficially owned at least 2% of our issued and outstanding common stock for at least one year (and will hold such percentage of stock through the date of the annual meeting, and if the recommended candidate is elected, through his or her term of service). Such stock ownership is determined as of the date the stockholder recommendation is submitted. You must submit stockholder director candidate recommendations in a written proposal, and each proposal must include all information required and requested by the Stockholder Recommendation Policy.

In order for a stockholder’s candidate to be evaluated and considered as a prospective nominee, you must submit your recommendation to our Corporate Secretary not less than 120 days before the one-year anniversary of the release date of the previous year’s proxy statement. (For example, the release date of the 2016 proxy statement was April 7, 2016. Stockholder recommendations intended for consideration for the director elections at the 2017 Annual Meeting had to be submitted on or before December 8, 2016.) Stockholder recommendations for director nominees must be submitted no later than the close of business on December 7, 2017 for the 2018 Annual Meeting of Stockholders.

Stockholder recommendations for director candidates must be accompanied by a description of each candidate’s qualifications in sufficient detail to permit the Governance Committee to evaluate whether each candidate satisfies the independence, financial literacy and experience requirements of the SEC, NASDAQ or other applicable laws or regulations. Director candidates proposed by stockholders in accordance with the Stockholder Recommendation Policy are evaluated by the Governance Committee in the same manner as any other prospective candidate during the director nominee selection process. We have not engaged and have not paid any fees to any third party for assistance with the director nomination process.

In addition to the requirements described above and in the Stockholder Recommendation Policy, all written stockholder proposals containing director candidate recommendations must comply with Rule 14a-8 of the Exchange Act. Rule 14a-8 sets forth the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Contact information for our Corporate Secretary is provided in the Contacting the Corporate Secretary and Executive Offices section.

Desirable Skills and Traits for Director Candidates. Generally, candidates for director positions should possess the following skills and traits:

•	Relevant business and financial expertise and experience, including an understanding of fundamental financial statements;

•	The highest character and integrity and a reputation for working constructively with others;

•	Sufficient time to devote to meetings and consultation on Board matters; and

•	Freedom from conflicts of interest that would interfere with the candidate’s performance as a director.

The Governance Committee evaluates prospective nominees against certain minimum standards and qualifications, as identified in the Directorship Guidelines Policy, and the committee will strive to recommend director nominees who satisfy these standards and qualifications in large part. The basic standards and qualifications set forth in the Directorship Guidelines Policy include but are not limited to those skills and traits listed above and as follows:

•	Representation of our stockholders as a whole;

•	Background that contributes to a Board comprised of individuals with varied occupational experience and perspective;

•	Leadership experience and ability to exercise sound business judgment;

•	Accomplishments, credentials and recognition in their respective field;

•	Contributions to the Board’s skills, competency and qualifications through expertise in an area of business significant to us;

•	Personal and professional reputation for integrity, honesty, fairness and other similar traits; and

•	Knowledge of issues affecting us and critical aspects of our business and operations.

The Governance Committee also considers other relevant factors, such as the balance of management and independent directors, the need for Audit Committee or other Board committee expertise, relevant industry experience and the candidate’s understanding of financial matters and financial sophistication, literacy and proficiency. Our Governance Committee does not have a formal policy with respect to diversity; however, the Governance Committee considers it desirable if potential nominees complement and contribute to the Board’s overall diversity and composition. In this respect, we broadly construe diversity to mean an array of opinions, perspectives, skills, personal and professional experiences and backgrounds and other distinguished attributes. Diversity is not solely limited to gender, race and ethnicity distinctions; rather, our interpretation of diversity also includes one’s ability to positively contribute to the chemistry and collaborative nature of our Board, as well as one’s personal and professional experiences, aptitude and expertise relevant to our transportation and logistics services industry.

DIRECTOR COMPENSATION AND BENEFITS

Only independent directors on our Board receive compensation for their service as one of our directors. The independent directors receive an annual compensation package that is designed to attract, motivate and retain highly qualified independent professionals to represent our stockholders. Directors who are employees of the Company do not receive any compensation for their service on our Board of Directors.

Our 2016 annual compensation package for independent directors is comprised of the annual cash retainers and cash meeting fees provided in the Independent Director Retainers and Fees table that follows. This compensation package did not change from 2015 to 2016. Additional annual retainers are paid to the Chairs of the Audit Committee and Compensation Committee, but directors do not receive any additional compensation for serving as the Governance Committee Chair or member of any other Board committee. We will also reimburse each independent director at cost for all of their respective reasonable out-of-pocket travel expenses incurred in connection with their attendance at Board and Board committee meetings and for other reasonable out-of-pocket expenses directly related to their Board and Board committee service. Our independent directors are also eligible for stock awards pursuant to our Equity Plan. Shares of restricted stock were awarded to our independent directors in 2016.

INDEPENDENT DIRECTOR RETAINERS AND FEES
Fee or Retainer	Amount Paid in 2016
Annual Board Retainer for Board Membership	$15,000 (paid in quarterly installments of $3,750 each)
Annual Retainer for the Audit Committee Chair	$10,000 (paid in quarterly installments of $2,500 each)
Annual Retainer for the Compensation Committee Chair	$5,000 (paid in quarterly installments of $1,250 each)
Board of Directors Meeting Fee	$2,000 (paid for each Board meeting)
Board Committee Meeting Fee	$2,000 (paid for each committee meeting not held on the same day as a Board meeting)

Director Stock Ownership. We do not have formal stock ownership requirements for independent directors. The individual stock ownership of each independent director is set forth in the table under the Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners section of this Proxy Statement.

Compensation of Directors for 2016. The compensation received by each independent director varies because such compensation is based on (i) the number of Board and Board committee meetings held, (ii) the Board committees on which the independent director serves and (iii) whether the individual is the Chair of the Audit Committee or the Compensation Committee.

On November 28, 2016, the Compensation Committee, in its sole discretion, awarded each of the independent directors 1,000 shares of restricted stock in accordance with our Equity Plan. Pursuant to the Restricted Stock Award Agreements with the restricted stock recipients, the restricted stock is subject to service-based vesting provisions. Beginning one year after the grant date of each award, the restricted stock will vest annually in three increments of 34%, 33% and 33%, respectively. The awards will then become fully vested on November 28, 2019. The independent directors do not have any voting or dividend rights with respect to such stock until it is vested, and there are not any post-vesting sales restrictions on the shares. (The Form of Restricted Stock Award Agreement was included as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 4, 2009.) We did not grant any stock options or stock appreciation rights (“SARs”) to our independent directors in 2016.

The Director Compensation for 2016 table presents the compensation earned by each individual serving as an independent director during 2016 for service on our Board and its committees. This table does not include those directors who are also Company employees or related parties because such directors are not considered independent directors and thus did not receive any compensation in 2016 for their service on our Board. (The compensation paid by the Company to our employee directors is discussed in the Executive Compensation section and provided in the Summary Compensation Table.) Our independent directors do not participate in any benefit, pension or nonqualified deferred compensation plan of the Company. For these reasons, we have omitted those columns from the table.

DIRECTOR COMPENSATION FOR 2016
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Kenneth M. Bird, Ed.D.	41,000	26,728	—	—	67,728
Patrick J. Jung	56,000	26,728	—	—	82,728
Dwaine J. Peetz, Jr., M.D.	41,000	26,728	—	—	67,728
Duane K. Sather	33,000	26,728	—	—	59,728
Michael L. Steinbach	33,000	26,728	—	—	59,728
Gerald H. Timmerman	13,500	26,728	—	—	40,228

(1)	The amounts in this column include fees and retainers received for Board membership, Board committee membership and for service as the Audit Committee Chair and Compensation Committee Chair.
(2)
On November 28, 2016, each of the independent directors was awarded 1,000 shares of restricted stock with a grant date fair value of $26.7280 per share. The fair value of the restricted stock is based upon the market price of the underlying common stock on the grant date, reduced by the present value of estimated future dividends because the award is not entitled to receive dividends prior to vesting. The present value of estimated future dividends was calculated based on a $0.06 quarterly dividend amount per share and 0.9% risk-free interest rate. Further discussion of the valuation and assumptions regarding our stock awards is provided in Note 6 of our Consolidated Financial Statements in our Annual Report on Form 10-K for 2016. The aggregate number of unvested stock awards outstanding at December 31, 2016 for each independent director is 1,990 shares, except for Mr. Timmerman whose aggregate number of unvested stock awards outstanding at December 31, 2016 is 1,000; no option awards are outstanding.

Compensation of Directors for 2017. In March 2017, the Compensation Committee approved changes to the annual compensation package for independent directors, which became effective April 1, 2017. Under the new package, independent directors will receive the following annual amounts: (i) $50,000 retainer for Board membership, (ii) committee chair retainers of $15,000 Audit Committee, $10,000 Compensation Committee, and $5,000 Governance Committee, and (iii) restricted stock awards valued at $50,000 with time-based vesting over three years. Cash compensation will be paid in quarterly installments, and directors will no longer receive fees for meeting attendance. Our cash compensation package for independent directors was last changed in 2007, and in 2012 we began awarding restricted stock to our directors on an annual basis.

EXECUTIVE OFFICERS

Our By-Laws provide that each executive officer holds his or her respective office for a term of one year or until his or her successor becomes duly elected and qualified, except that a term may be (i) longer than one year if such service is specified in an employment contract or (ii) terminated sooner than one year because of death, resignation or otherwise. Pursuant to the By-Laws, our Board of Directors elects our executive officers at the Board’s annual organizational meeting immediately following the annual meeting of stockholders.

EXECUTIVE OFFICER INFORMATION

The table that follows identifies our current executive officers and the capacities in which they now serve. Set forth following the table is certain biographical information provided to us by these executive officers regarding their acquired business skills and experience.

EXECUTIVE OFFICERS
Name	Position with the Company	Age
Clarence L. Werner	Executive Chairman	79
Derek J. Leathers	President & Chief Executive Officer	47
H. Marty Nordlund	Senior Executive Vice President & Chief Operating Officer	55
John J. Steele	Executive Vice President, Treasurer & Chief Financial Officer	59
Jim S. Schelble	Executive Vice President & Chief Administrative Officer	56
James L. Johnson	Executive Vice President, Chief Accounting Officer & Corporate Secretary	53

For information regarding the business experience of Clarence L. Werner, please refer to Director Information under the Proposal 1 – Election of Directors section of this Proxy Statement.

DEREK J. LEATHERS joined the Company in 1999 as the Managing Director–Mexico Division. During his tenure with us, he has served in the following positions: (i) Vice President–Mexico Division in 2000; (ii) Vice President–International in 2001; (iii) Senior Vice President–International in April 2003; (iv) Senior Vice President–Van Division and International in July 2003; (v) Executive Vice President–Van Division and International in 2004; (vi) Senior Executive Vice President and President of Werner Global Logistics in 2006; and (vii) Chief Operating Officer in 2008. The Board then appointed Mr. Leathers our President in 2011 and Chief Executive Officer in May 2016, and he currently serves in both positions. Prior to joining the Company, Mr. Leathers was Vice President of Mexico Operations for two years at Schneider National, a large truckload carrier, and he held various other management positions during his eight-year career at Schneider National.

H. MARTY NORDLUND joined us in 1994 as an account executive. He then received the following promotions within the Company: (i) Director of Dedicated Fleet Services in 1995; (ii) Senior Director of Dedicated Fleet Services in 1997; (iii) Vice President–Dedicated Fleet Services in 1998; (iv) Vice President–Specialized Services in 2001; (v) Senior Vice President–Specialized Services in 2003; (vi) Executive Vice President–Specialized Services in 2005; and (vii) Senior Executive Vice President—Specialized Services in 2006. In May 2016, Mr. Nordlund was named to his current position as Senior Executive Vice President and Chief Operating Officer. Before joining the Company, Mr. Nordlund held various management positions with Crete Carrier Corporation, a large privately held truckload carrier.

JOHN J. STEELE joined the Company in 1989 as Controller. During his time with us, he was appointed to the following positions: (i) Corporate Secretary in 1992; (ii) Vice President–Controller & Corporate Secretary in 1994; (iii) Vice President, Treasurer & Chief Financial Officer in 1996; and (iv) Senior Vice President, Treasurer & Chief Financial Officer in 2004. He was named to his current position as Executive Vice President, Treasurer & Chief Financial Officer in 2005. Mr. Steele was employed by the independent public accounting firm of Arthur Andersen & Co. as a certified public accountant from 1979 until his employment with the Company in 1989. Mr. Steele also serves on the board of directors of Morningside College.

JIM S. SCHELBLE joined us in 1998 as Manager of New Business Development. During his tenure with us, Mr. Schelble was promoted to the following positions: (i) Director of National Accounts in 1999; (ii) Senior Director of Dedicated Services in 2000; (iii) Associate Vice President of Corporate and Dedicated Sales in 2002; (iv) Vice President–Sales in 2003; (v) Senior Vice President–Sales in 2004; (vi) Executive Vice President–Sales and Marketing in 2005; and (vii) Executive Vice President of Marketing and Driver Resources in 2015. In May 2016, Mr. Schelble was named to his current position as Executive Vice President and Chief Administrative Officer. Prior to joining the Company, Mr. Schelble spent twelve years with Roadway Express, a less-than-truckload carrier, in a variety of management positions within operations, sales, and marketing.

JAMES L. JOHNSON joined the Company in 1991 as Manager of Financial Reporting. Since that time, Mr. Johnson was appointed to the following positions with us: (i) Assistant Controller in 1992; (ii) Director of Accounting in 1994;

(iii) Corporate Secretary & Controller in 1996; (iv) Vice President, Controller & Corporate Secretary in 2000; and (v) Senior Vice President, Controller & Corporate Secretary in 2005. He was named to his current position as Executive Vice President, Chief Accounting Officer & Corporate Secretary in 2010. Mr. Johnson was employed by the independent public accounting firm of Arthur Andersen & Co. as a certified public accountant from 1985 until his employment with us in 1991.

BENEFICIAL OWNERSHIP OF COMMON STOCK

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The Beneficial Ownership table sets forth certain information as of March 20, 2017 (except where another date is indicated), with respect to the beneficial ownership of our common stock by: (i) each of our directors and director nominees; (ii) each of our Named Executive Officers; (iii) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock; and (iv) all current executive officers, directors and director nominees as a group.

On March 20, 2017, we had 72,219,768 shares of common stock outstanding. Except as otherwise indicated in the Beneficial Ownership table, the persons listed have sole voting power and sole investment power with respect to such shares of our common stock indicated as beneficially owned by them. Unless otherwise noted, the physical business address of each beneficial owner set forth in the Beneficial Ownership table is: Werner Enterprises, Inc., 14507 Frontier Road, Omaha, Nebraska 68138.

BENEFICIAL OWNERSHIP
	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares Owned	Right to Acquire(1)	Total Shares	Percent of Shares Outstanding(2)
Clarence L. Werner(3)	21,114,405	—	21,114,405	29.2%
Gregory L. Werner(4)	3,573,677	—	3,573,677	4.9%
Kenneth M. Bird, Ed.D.	4,110	—	4,110	*
Patrick J. Jung	5,010	—	5,010	*
Dwaine J. Peetz, Jr., M.D.	18,010	—	18,010	*
Duane K. Sather	9,838	—	9,838	*
Michael L. Steinbach(5)	3,010	1,990	5,000	*
Gerald H. Timmerman	10,000	—	10,000	*
Diane K. Duren(5)	—	—	—	*
Derek J. Leathers	144,010	25,000	169,010	*
H. Marty Nordlund	23,269	—	23,269	*
John J. Steele	35,891	—	35,891	*
Jim S. Schelble	29,879	15,000	44,879	*
James L. Johnson	43,038	15,000	58,038	*
Gary L. Werner(4)(6)	1,892,650	—	1,892,650	2.6%
James A. Mullen(7)	45,620	—	45,620	*
Dimensional Fund Advisors LP(8)	4,913,887	—	4,913,887	6.8%
BlackRock, Inc.(9)	4,453,709	—	4,453,709	6.2%
All current executive officers, directors and director nominees as a group (14 persons)(3) (4) (5)	25,014,147	56,990	25,071,137	34.7%
*Indicates beneficial ownership of less than 1%.

BENEFICIAL OWNERSHIP — Continued
(1)
This column represents shares of our common stock that a respective individual may acquire upon exercising stock options that are vested as of March 20, 2017 or that will vest and become exercisable 60 days thereafter. The shares underlying these options are not outstanding and may not be voted at the 2017 Annual Meeting. This column does not include any shares of restricted stock because all such shares awarded by the Company will vest more than 60 days after March 20, 2017, except for 1,990 shares for Mr. Steinbach that will vest on May 9, 2017 when he ceases to be a Director.

(2)
The percentages are based upon 72,219,768 shares, which equal our outstanding shares as of March 20, 2017. In accordance with SEC rules, for individuals who hold options exercisable or restricted stock that will vest within 60 days of March 20, 2017, the number of shares of common stock on which the percentage is based also includes the number of shares underlying such options.

(3)
Clarence L. Werner has sole voting power with respect to 21,111,268 shares; sole dispositive power for 6,110,018 of these shares; shared voting power for 3,137 shares; and shared dispositive power with respect to 15,004,387 shares.

(4)
The shares shown for Gregory L. Werner and Gary L. Werner each include 250,000 shares held by the Clarence L. Werner Grandchildren's Trust for the benefit of the grandchildren of Clarence L. Werner, some of which are children of Gregory L. Werner and Gary L. Werner. Gregory L. Werner and Gary L. Werner have shared voting and dispositive power with respect to the shares in the trust. Both Gregory L. Werner and Gary L. Werner disclaim actual and beneficial ownership of the shares held by the trust. The beneficial ownership of all executive officers, directors and director nominees as a group also includes such 250,000 shares held by the Clarence L. Werner Grandchildren's Trust.

(5)
Mr. Steinbach will serve as a Board member through the 2017 Annual Meeting but will not stand for re-election. Ms. Duren was nominated by the Board, acting upon recommendation of the Nominating and Corporate Governance Committee, to fill this vacancy.

(6)
Gary L. Werner served as the Company's Vice Chairman until his resignation effective February 12, 2016. His beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Werner with the SEC on February 12, 2016. The shares shown for Gary L. Werner do not include: (i) 479,497 shares held by the Gary L. Werner Irrevocable Inter Vivos QTIP Trust II (the sole trustee of this trust is Union Bank and Trust Company, which has sole investment and sole voting power over the shares held by the trust); and (ii) 500,000 shares held by the Becky K. Werner Revocable Trust (the sole trustee of this trust is Becky K. Werner, Mr. Werner’s wife, and she has sole investment and sole voting power over the shares held by the trust). Mr. Werner disclaims actual and beneficial ownership of the shares held by the Gary L. Werner Irrevocable Inter Vivos QTIP Trust II and the shares held by the Becky K. Werner Revocable Trust.

(7)
Mr. Mullen served as the Company's Executive Vice President & General Counsel until his resignation effective December 8, 2016. His beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Mullen with the SEC on December 2, 2016.

(8)
Based on Schedule 13G as of December 31, 2016, as filed with the SEC by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP claims sole voting power of 4,823,804 shares and sole dispositive power of 4,913,887 shares, and does not claim any shared voting power or shared dispositive power with respect to any of these shares. According to the Schedule 13G filing, the address of this stockholder is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(9)
Based on Schedule 13G as of December 31, 2016, as filed with the SEC by BlackRock, Inc. BlackRock, Inc. claims sole voting power of 4,353,401 shares and sole dispositive power of 4,453,709 shares, and does not claim any shared voting power or shared dispositive power with respect to any of these shares. According to the Schedule 13G filing, the address of this stockholder is 55 East 52nd Street, New York, New York 10055.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our registered class of equity securities (common stock), to file with the SEC reports of beneficial ownership and changes in such beneficial ownership. Executive officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish us copies of all Section 16(a) forms they file. We file Section 16(a) reports on behalf of our executive officers and directors to report their initial and subsequent changes in beneficial ownership of our common stock.

Based solely upon our review of (i) the reports (including any amendments thereto) we filed on behalf of our officers and directors, (ii) copies of such forms furnished to us and (iii) written representations from certain reporting persons that no other reports were required for those persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, in a timely manner, during 2016.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement identifies our Named Executive Officers and explains how our compensation policies and practices are developed and operate with respect to such Named Executive Officers. In the Compensation

Discussion and Analysis, we also discuss and analyze our executive compensation program and the executive compensation amounts shown in such section. This discussion should be read in conjunction with the Summary Compensation Table (including the related tabular and narrative disclosures) and the Compensation Committee section under Corporate Governance in this Proxy Statement. As indicated in that section, the Compensation Committee of the Board of Directors is responsible for establishing our executive compensation policies and overseeing our executive compensation practices. Our Compensation Committee is also comprised solely of independent directors, each of whom is independent pursuant to SEC rules and NASDAQ listing standards.

Named Executive Officers. Our “Named Executive Officers” are the executive officers who are included in the Summary Compensation Table on page 28. They include the following current executive officers:

CURRENT EXECUTIVE OFFICERS
Name	Position with the Company
Derek J. Leathers	President & Chief Executive Officer
H. Marty Nordlund	Senior Executive Vice President & Chief Operating Officer
John J. Steele	Executive Vice President, Treasurer & Chief Financial Officer
Jim S. Schelble	Executive Vice President & Chief Administrative Officer
James L. Johnson	Executive Vice President, Chief Accounting Officer & Corporate Secretary

On May 10, 2016, Clarence L. Werner stepped down from the position of Chief Executive Officer and became Executive Chairman, and Mr. Leathers was elected President and CEO. In accordance with applicable SEC rules, Clarence L. Werner, Executive Chairman, is also a Named Executive Officer for 2016, as are Gary L. Werner and James A. Mullen, who resigned from the Company during 2016. Except where expressly noted, references to “Named Executive Officers” in this Compensation Discussion and Analysis do not include Clarence L. Werner, Gary L. Werner and Mr. Mullen.

Executive Summary. The Company and its Compensation Committee believe our executive compensation program has been instrumental to our business and in helping us accomplish our objectives. We continually review the program to confirm it is appropriate and fair in view of our financial performance and size relative to our competitive peer group. Our total compensation mix allows us to retain qualified, innovative executive officers who possess the necessary experience and expertise to manage the Company, provide effective Company leadership, contribute to our long-standing success and create value for our stockholders. (The peer group is identified in the Competitive Peer Groups and Benchmarking section within the Compensation Discussion and Analysis. Our 2016 financial statements are included in our Annual Report on Form 10-K for 2016 filed with the SEC.)

We invested a record $430 million in capital expenditures in 2016 to (i) make our trucks and trailers newer, safer, more efficient and increasingly attractive to the best drivers and (ii) to begin the process of upgrading our terminal network. By second quarter 2016, truckload industry freight market conditions became noticeably softer with too many trucks, excess customer inventories, a slow growth domestic economy and a weaker used truck sales market. Shippers demanded and obtained rate decreases, which significantly compressed our operating margin percentage and returns. The timing of these investments added cost in what turned out to be a challenging 2016 freight market. We remain convinced that these investments will produce long-term benefits to the Company. In 2016, our revenues declined 4% while net income and earnings per diluted share both decreased 36% compared to 2015. However, total shareholder return for the year was 16.3%. Please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for 2016 filed with the SEC for more discussion of our 2016 financial results.

The table below summarizes and compares our key 2016 and 2015 financial results.

2016 AND 2015 FINANCIAL RESULTS
	2016(1)	2015(1)	Change (%)
Total revenues	$2,008,991	$2,093,529	-4%
Net income	$79,129	$123,714	-36%
Earnings per diluted share	$1.09	$1.71	-36%
Operating ratio(2)	93.7%	90.4%
Return on assets(3)	4.7%	8.2%
Return on equity	8.2%	14.1%

(1)	Dollar amounts in thousands, except for per share amounts.
(2)	Operating expenses expressed as a percentage of operating revenues.
(3)
Pursuant to our early adoption of Accounting Standards Update 2015-17, “Return on assets” for both 2015 and 2016 reflect the impact of reclassifying the current deferred tax asset into the non-current deferred tax liability.

The total compensation earned in 2016 by the Named Executive Officers who were serving as executive officers at the end of 2016 was $2.8 million compared to $5.8 million earned in 2015 by the Named Executive Officers who were serving as executive officers at the end of 2015, or a 51% reduction. The Named Executive Officers in 2016 earned none of the performance stock granted on February 16, 2016 as the actual diluted earnings per share of $1.09 was below the threshold level for the performance stock grant. The grant date value of these performance shares at target, as required to be shown in the Summary Compensation Table for 2016 despite not being earned, was $2.0 million for the Named Executive Officers. In 2016, the Compensation Committee engaged Frederic W. Cook & Co. (the "Consultant") to assist the Compensation Committee in its evaluation of the compensation for our executives. The Consultant prepared a peer group review and a competitive analysis of the compensation of the Company's executives and made recommendations for changes to the existing compensation program as discussed in more detail later in this Proxy Statement. As a result of the Consultant's executive compensation benchmarking review and their promotions in May 2016, the base salaries of Messrs. Leathers, Nordlund and Schelble were increased in December 2016; their 2016 annual bonus amounts were also increased to reflect their additional responsibilities resulting from their promotions in May 2016. The 2016 annual bonus amounts for Messrs. Steele and Johnson were unchanged from 2015.

Consideration of Stockholder Say-on-Pay Vote. At the Company's Annual Meeting held in May 2014, the Board asked Company stockholders to indicate on an advisory and non-binding basis whether they approve the Company's executive compensation (a “say-on-pay resolution”). This proposal was contained in the Company's 2014 proxy statement dated April 10, 2014, in accordance with Section 14A of the Exchange Act.

Voting results on our say-on-pay resolution overwhelmingly approved the compensation of our named executive officers, with more than 92% of the stockholder votes cast in favor of our say-on-pay resolution. The Company and its Compensation Committee believe this affirms our stockholders' support of the Company's approach to executive compensation and executive compensation program objectives. While such vote is advisory and non-binding, the Board and the Compensation Committee value our stockholders' opinions expressed in such vote and consider the voting outcome in making executive compensation decisions. The Board has determined that an advisory say-on-pay resolution will be included in the Company's proxy materials once every three years, with the next vote being held this year (see Proposal 2 of this Proxy Statement). In addition, stockholders are being asked in 2017 to advise the Company on the frequency of the advisory say-on-pay resolution (see Proposal 3 of this Proxy Statement). The Board recommends that stockholders vote to conduct future advisory votes on executive compensation every year rather than once every three years, as has been the practice.

2016 Executive Compensation Program and Objectives. Our executive compensation program is designed to achieve the following primary objectives:

•
Attract, motivate and retain talented high-quality executives who contribute to the advancement of our strategic, operational and financial goals and to our long-term success in today’s competitive markets and industry.

•	Reward our executive officers for their individual performance, leadership and contribution to the achievement of our overall business objectives.

•	Support our Purpose Statement and guiding corporate principles. (Our Purpose Statement is included on our website.)

The Compensation Committee carries out our executive compensation objectives by applying the following principles:

•
Provide compensation that is competitive with that paid by companies in our industry for executive talent. Our Compensation Committee has the authority to engage the services of an outside advisor and compensation consultant to assist with determining how our executive compensation program compares to those of other companies.

•
Reward performance by considering factors such as (i) our financial performance, (ii) the executive officer’s individual performance and contribution to our overall business goals and (iii) the performance of the executive officer’s area of responsibility when evaluated in light of overall Company performance and the year’s market, industry and economic conditions.

•
Encourage our executive team to consider current and long-term opportunities and reasonable risks that result in positive Company performance and financial growth, industry innovation, consistent stockholder value and lasting collaborations with our customers and partners.

•
Encourage executive officers to become stockholders and facilitate stock ownership in the Company by offering equity-based compensation. We believe that stock ownership links our executive officers’ interests with those of our stockholders and supports strategic decision-making and actions that will serve our long-term interests.

•	Provide limited executive perquisites.

Elements of Executive Compensation. The elements of our 2016 executive compensation program are: (i) base salary, (ii) annual cash bonus, (iii) long-term incentive compensation, and (iv) perquisites and benefits. The following discussion explains these elements and their primary purposes with respect to our 2016 executive compensation program.

Base Salary. Base salary is a fixed element of compensation that we pay to each executive officer for the performance of his primary duties and responsibilities. Generally, each respective executive officer’s base salary is commensurate with such person’s responsibility, experience, tenure and job performance. Base salaries are reviewed on an annual basis and at the time of promotion or other change in job function and responsibilities. A number of factors are considered when determining individual salary levels. These factors include but are not limited to (i) the individual’s overall performance and the level of responsibility and complexity of the executive’s job; (ii) the performance of the business unit(s) or function(s) under his leadership; (iii) how the executive officer’s salary compares to those of our other executives; (iv) our overall performance and achievements; (v) the economic and business conditions affecting the Company at the time of the review; and (vi) salaries paid by companies within our competitive peer group for the same or similar positions. Market adjustments to executive base salaries may be made when there is a significant change in an officer’s position or responsibilities or if competitive market data indicates a significant deviation compared to market salary practices. However, while we may be guided by such events and data, we do not set compensation levels at targeted or specific levels relative to that of a particular peer, competitor or industry group.

At its regular year-end meeting in November 2016, the Compensation Committee approved base salary increases for the Named Executive Officers based on the Consultant's executive compensation benchmarking review. The following table provides information regarding the base salary increases.

INCREASES TO ANNUAL BASE SALARY
Name	2016 Base Salary ($)	2017 Base Salary ($)		Change (%)	Rationale
Derek J. Leathers	519,000	700,000	(1)	35%	Promotion to Chief Executive Officer
H. Marty Nordlund	304,554	375,000	(1)	23%	Promotion to Chief Operating Officer
John J. Steele	246,440	265,000	(2)	8%	Market adjustment
Jim S. Schelble	242,554	310,000	(1)	28%	Promotion to Chief Administrative Officer
James L. Johnson	261,440	310,000	(2)	19%	Market adjustment

(1)	The increases for Messrs. Leathers, Nordlund and Schelble were effective in December 2016 as a result of their promotions in May 2016.
(2)	The increases for Messrs. Steele and Johnson were effective in January 2017.

Annual Cash Bonus. Our annual cash bonus program continued to be a discretionary program in 2016, designed to encourage and reward executives for performance during the fiscal year and on a more short-term basis. Annual cash bonuses are awarded by our Compensation Committee at its regular year-end meeting. Annual cash bonuses are not calculated on the basis of any specific performance criteria, but a number of factors are considered when determining individual annual cash bonus amounts. The Compensation Committee awards annual cash bonuses that it considers appropriate based upon and after assessing: (i) the financial and economic environment concerning the Company; (ii) the respective officer’s individual performance and contribution toward achieving our business objectives; (iii) the amount of the executive officer’s bonus payment awarded in the preceding year; (iv) the President & CEO’s recommendation to the Compensation Committee; (v) annual cash bonus data and total cash compensation data for certain officer positions, including actual bonuses paid in the marketplace by companies in our competitive peer group; and (vi) our overall financial results relative to our competitive peer group. Final award amounts approved by the Compensation Committee for each executive officer are intended to be competitive for our market and reflective of each respective executive officer’s performance and contribution to our financial and business performance and success.

In November 2016, our Compensation Committee awarded increased annual cash bonuses to Messrs. Leathers, Nordlund and Schelble to reflect their additional responsibilities resulting from their promotions in May 2016. The 2016 annual cash bonus amounts for the other Named Executive Officers were unchanged from 2015. In awarding the 2016 annual cash bonus amounts, the Compensation Committee also took into consideration the competitiveness of the total compensation earned by the Named Executive Officers in light of performance relative to other trucking industry peers during 2016.

Long-Term Incentive Compensation. Our long-term incentive program is important to us because it helps attract a talented executive team, encourages long-term retention of executive officers and enables us to recognize efforts put forth by executives who contribute to our stock price appreciation and Company development. The periodic vesting periods of long-term incentive compensation directly align executive officer interests and compensation with our stockholders’ interests by rewarding creation and preservation of long-term stockholder value. The Compensation Committee also believes this element of compensation provides equity ownership opportunities for our executive officers.

Long-term equity awards are made at the discretion of the Compensation Committee. In designing long-term incentive awards and determining an overall pool of stock to make available for grant, the Compensation Committee considers the impact of such awards on equity dilution, whether such awards will help to accomplish our executive compensation program objectives, how our relative financial performance compares against the marketplace and the emphasis placed on equity in the total mix of compensation. For purposes of allocating the overall stock pool among executive officers, our Compensation Committee also evaluates (i) the scope of each executive’s responsibilities, position and experience; (ii) each executive officer’s individual performance and contribution to our overall performance and financial results; (iii) the total mix of compensation for each executive; (iv) our historical practice of granting equity awards to executive officers; and (v) the perceived retention value of the total compensation package in light of the current labor and financial markets. The Compensation Committee will weigh these factors, in addition to long-term stockholder value and interests, when making any executive stock award determinations.

Under our Equity Plan, the Compensation Committee may grant stock options, SARs, restricted stock, restricted stock units (RSUs) and performance stock to our executive officers and non-employee directors. The grant date is generally the same date as the meeting at which the Compensation Committee decides to grant equity awards, after giving consideration to the timing of such decisions to ensure that awards occur when neither the recipient nor the Compensation Committee possess material nonpublic information. None of our restricted or performance stock awards give the recipient any voting or dividend rights until such stock vests, nor do they have any post-vesting sales restrictions.

On February 16, 2016, the Compensation Committee, in its sole discretion, awarded the Named Executive Officers performance stock. The performance stock is earned based upon the level of attainment by the Company of specified earnings per diluted share performance objectives for the fiscal year ended December 31, 2016, as established by the Compensation Committee. The target performance objective for 2016 was set by the Compensation Committee at earnings of $1.75 per diluted share, and the threshold performance objective for 2016 was set at earnings of $1.35 per diluted share. The Compensation Committee determined that based on the Company's actual 2016 earnings per diluted share of $1.09, the Named Executive Officers earned none of the performance stock. Please refer to the Grants of Plan Based Awards for 2016 section for additional information regarding the performance stock.

Fiscal 2017 Incentive Programs. During 2016, the Compensation Committee engaged the Consultant to review the competitiveness of the Company's executive compensation program and the effectiveness of the annual and long-term incentive programs in meeting the objective of attracting, retaining and motivating executive talent. Following this review, in February 2017, the Compensation Committee approved a new annual incentive program (“AIP”) for fiscal 2017 for the Named Executive Officers in conjunction with the analysis and recommendations of the Consultant. The 2017 AIP establishes target award amounts as a percentage of base salary, which varies by executive position. The 2017 AIP considers three performance metrics, with the financial metrics tied to pre-defined goals (55% operating income, 25% revenues and 20% individual performance). The 2017 payout opportunities will range from 0% to 200% of target depending on performance versus the goals. The Compensation Committee believes the 2017 AIP better aligns pay for performance and the interest of management with shareholders.

In addition to the new fiscal 2017 AIP, the Compensation Committee approved a revised long-term incentive program for senior executives in fiscal 2017. In February 2017, the Compensation Committee, in its sole discretion, awarded the Named Executive Officers restricted stock and performance stock for 2017. The restricted stock will vest in four annual increments of 25% each beginning February 8, 2018 (one year after the grant date), subject to continued employment. The performance stock is earned based upon the level of attainment by the Company of cumulative earnings per diluted share performance objectives for the two-year period from January 1, 2017 to December 31, 2018, as established by the Compensation Committee. The number of shares that may ultimately be earned will range from 0% to 200% of the target shares stated in each executive's award agreement based on the level of attainment of the performance objectives. Any performance stock earned will vest, subject to continued employment, on February 8, 2020. The target grant date values of the stock awards to the Named Executive Officers are as follows: Mr. Leathers–$1,300,000, Mr. Nordlund–$500,000 and Messrs. Steele, Schelble and Johnson–$250,000 each. The target value granted to each Named Executive Officer was split equally between restricted stock and performance stock. These grants of restricted stock and performance stock are not disclosed in the Summary Compensation Table as the awards occurred in 2017 but will be reported as fiscal 2017 compensation in next year's Summary Compensation Table.

Perquisites and Benefits. Our executive compensation program includes limited executive perquisites that we believe are reasonable and consistent with our overall compensation program. Our Compensation Committee periodically reviews the perquisites provided to executive officers. The perquisites offered under our 2016 executive compensation program were as follows:

•	Country Club Membership. In 2016, we paid country club membership fees and other business-related and reasonably incurred expenses for certain Named Executive Officers, and we received full reimbursement from those individuals for any personal expenses incurred. We provide these memberships for our benefit, notwithstanding the incidental personal benefit.

•
Personal Use of Corporate Aircraft. C.L. Werner is permitted personal use of our corporate aircraft provided he reimburses the Company the higher of our incremental cost or the taxable amount calculated pursuant to the Internal Revenue Service (the “IRS”) regulations. C.L. Werner used the corporate aircraft for one personal round trip flight during 2016 for which he reimbursed the Company the IRS value of the flight. He also reimbursed the Company the IRS value of one flight for his spouse to accompany him on a business trip. Our other executive officers may also be permitted limited personal use of the corporate aircraft with the approval of the Executive Chairman or President & CEO. Such usage generally occurs when we provide transportation for immediate family members of executive officers to attend events for appropriate Company-related business purposes or on a previously-scheduled business flight. We are not reimbursed for such utilization of the aircraft by the executive officer, and we report the value of such personal use in the Summary Compensation Table when there is an incremental cost to the Company (in compliance with SEC rules).

•
Company Vehicle. We provide Company vehicles to executive officers for business and personal use. We are responsible for paying the operating expenses of these vehicles, except for fuel. In 2016, we narrowed the group of executives to which this perquisite was made available, and only Messrs. Leathers, Nordlund and Schelble had use of a Company vehicle for all of 2016 and continuing in 2017.

•
Medical Care Membership Program. We provide each Named Executive Officer with membership in a medical care program, which provides for an annual physical examination and unlimited direct access to a primary care physician. We believe the program allows our Named Executive Officers to devote more time to our business and promotes the health and wellness of these key employees.

In 2016, we offered the following benefits to our executives: (i) health, dental and vision plans; (ii) other voluntary insurance plans, including life and disability; (iii) 401(k) retirement savings plan; (iv) employee stock purchase plan; and (v) nonqualified deferred compensation plan (see Nonqualified Deferred Compensation for 2016). These benefits are available to our Named Executive Officers on the same terms as provided to other eligible employees.

The aggregate incremental cost of perquisites and other benefits (and any related tax gross-ups) provided to the Named Executive Officers is shown in the “All Other Compensation” column of the Summary Compensation Table and detailed in the All Other Compensation for 2016 section of this Proxy Statement, as required by applicable SEC rules.

Role of the Compensation Consultant. In 2016, the Compensation Committee engaged Frederic W. Cook & Co. as its compensation consultant, after not using a consultant in 2015. Frederic W. Cook & Co. is an independent executive compensation consulting firm selected by the Compensation Committee in 2016 after interviewing several consulting firms. Prior to engaging the Consultant, the Compensation Committee determined that such engagement did not raise any conflicts of interest.

The Consultant assists the Committee in its evaluation of the compensation for our executives. As part of the 2016 engagement, the Compensation Committee specifically requested that the Consultant (i) review and recommend a new competitive peer group, (ii) prepare an executive compensation benchmarking review to include a competitive analysis of the compensation of the Company's executives in comparison to our peer group, and (iii) review the Company's existing compensation program and philosophy and recommend changes based on the Company's business objectives, compensation trends and best practices to incorporate an appropriate mix of short-term and long-term incentive components and better align pay for performance.

The Consultant reports directly to the Compensation Committee, although it may work in cooperation with management only as required to carry out its obligations to the Compensation Committee. Without the Compensation Committee's prior approval, the Consultant will not perform any services for us or our management. During 2016, the Company paid fees to the Consultant only for advising on the amount or form of executive and director compensation. The Company did not pay the Consultant any fees for additional projects or services.

Competitive Peer Groups and Benchmarking. Each year, our Compensation Committee reviews the general criteria and recommendations for the addition or removal of companies in our competitive peer group. In conjunction with the Compensation Committee engaging a new compensation consultant in 2016, the Committee constructed a new competitive peer group with a larger number of companies than the peer group used in 2015, which consisted of Heartland Express, Knight Transportation and Swift Transportation. The criteria used in determining the companies in the new peer group for 2016 included: (i) companies naming Werner Enterprises as an executive compensation peer or Institutional Shareholder Services identifying the company as a pay for performance peer of Werner Enterprises, (ii) revenues, (iii) total shareholder return and (iv) industry of operation. Upon applying these criteria, the Compensation Committee selected our peer group, which is comprised of 15 companies in the transportation and logistics services industry with whom we compete for executive talent. Our competitive peer group for 2016 is shown in the table below.

2016 COMPETITIVE PEER GROUP
ArcBest	Hub Group	Landstar System
Echo Global Logistics	J.B. Hunt	Old Dominion Freight Line
Forward Air	Kansas City Southern	Saia
Genesee & Wyoming	Kirby	Swift Transportation
Heartland Express	Knight Transportation	YRC Worldwide

The Compensation Committee reviews compensation practices and levels at peer companies during the executive compensation decision-making process so that the Compensation Committee can determine compensation levels in an informed manner and at levels the Compensation Committee believes are reasonably competitive. The Compensation Committee has not historically set compensation elements for each executive to meet specific benchmarks based on peer group data. Instead, we consider these comparisons as one factor in determining executive compensation levels. Generally, the Compensation Committee reviews total compensation levels annually and makes adjustments when job responsibilities, individual performance or market data warrants such modifications. Actual total compensation can vary from year to year based on Company and individual performance.

Compensation Determination Process. The Compensation Committee makes all annual compensation decisions for our Named Executive Officers.

When determining total compensation, we apply a consistent approach for all Named Executive Officers. The structure and levels of our executive compensation program are determined, in large part, by considering all elements of compensation, rather than only a few components in isolation. Our Compensation Committee evaluates each element individually and also takes into account the position and current total direct compensation of the individual being considered. The Compensation Committee’s determination of compensation levels for our Named Executive Officers therefore differs depending upon these factors. Our Compensation Committee also exercises appropriate business judgment in how it applies these standard approaches to the facts and circumstances involving each respective Named Executive Officer.

The Compensation Committee determines each component of a Named Executive Officer’s compensation based on its collective assessment of the officer’s performance, the Company’s overall financial performance and recommendations of our Executive Chairman and President & CEO. Our Compensation Committee may also request executive compensation guidance and advice from an independent outside consultant when deciding compensation for our Named Executive Officers. The Compensation Committee meets annually (near the end of the year) to review the compensation of our Named Executive Officers. The Compensation Committee also meets during the first quarter of each year to determine the level of attainment of prior year performance objectives as they relate to the grant of performance stock in the prior year and to consider granting new equity or incentive compensation awards for the current year and setting performance objectives related to any such grant.

Risk Management Related to Compensation. When reviewing and implementing the executive compensation program, the Company and our Compensation Committee formulate and adhere to certain practices that ensure consistent leadership and decision-making among our executive officers. The Compensation Committee assesses whether our program and practices are reasonably likely to have a material adverse effect on the Company and concluded they do not. The Compensation Committee does not believe our executive compensation program and practices are designed to promote or encourage unreasonable risk for the following reasons:

•	Base salaries are fixed amounts determined on an annual basis and are established after considering a broad range of factors (rather than specific performance measures).

•
Annual cash bonuses represent a significant portion of our executive officers’ total cash compensation and are awarded under our discretionary annual cash bonus program. The discretionary nature of the program allows for determinations of executive officer annual cash bonuses to be based on several factors, as discussed under Annual Cash Bonus in the Elements of Executive Compensation section of this Proxy Statement. While annual cash bonuses generally reward short-term performance and achievements, this compensation also contributes to our long-term success by motivating executive officers to better our overall results and business.

•	We generally consider and apply the same factors for our annual cash bonus program for the Named Executive Officers, other executive and non-executive officers, management and non-executive employees.

•
Long-term incentive compensation is important to further aligning our executive officers’ interests with those of our stockholders, and it balances short- and long-term decision-making by our executives. Most of our stock awards have service-based or long-term vesting schedules, and the financial opportunity is realized through appreciation of our stock price over several years.

•	The vesting and exercising of stock awards granted under our Equity Plan may be prohibited if an executive officer is terminated for cause or under other circumstances as provided in the Equity Plan.

•
Our executives have significant stock ownership in the Company. With respect to their stock ownership, our executive officers could lose significant value if our stock price was exposed to unreasonable risk.

•	Annual cash bonuses and long-term incentive compensation awards are not assured each year.

When structuring overall compensation practices for our non-executive employees, we consider whether our practices incentivize unreasonable risk-taking behavior and could consequently impact our risk management and oversight. We also evaluate the mix of pay and the elements of our executive compensation program as they apply to employees generally. Our non-executive employee compensation practices are reviewed in the context of current and significant risks to determine if the practices encourage or induce employees to take unreasonable risks, and we also take into account our other policies and procedures that operate to monitor and deter unreasonable risk (such as disciplinary or record-keeping policies). Management also notifies our Board of significant and across-the-board modifications to employee compensation practices. We concluded that our non-executive employee compensation practices do not encourage risks that are reasonably likely to have a material adverse effect on us.

Executive Stock Ownership. The Compensation Committee adopted formal stock ownership guidelines for the Company's executive officers and Senior Vice Presidents at its meeting in February 2017. Stock ownership includes: (i) common stock owned (directly or indirectly), (ii) time-vested restricted stock, (iii) performance stock already earned and subject to continued time vesting and (iv) retirement/profit sharing plan shares. Ownership guidelines vary based on position and require the executive to own stock with a market value equal to or in excess of a specified multiple of the officer's base salary, as follows: Chief Executive Officer–6 times, Chief Operating Officer–3.5 times, Executive Vice President–2.5 times and Senior Vice President–1.5 times. As of March 20, 2017, all of the Named Executive Officers had met their ownership guidelines except for Mr. Nordlund (owned 3.2 times base salary). Mr. Nordlund's stock ownership guideline increased from 2.5 to 3.5 as a result of his promotion in 2016. Any officer not meeting the ownership guidelines will be required to retain 75% of after-tax shares earned from long-term incentives until the ownership guideline is achieved.

Tax Deductibility of Executive Compensation; Accounting Considerations. Generally, executive compensation is accrued as expense over the requisite service period related to the particular compensation element (this period is typically equal to the performance period of the executive officer), and we realize a tax deduction upon the payment of the compensation to the executive. Section 162(m) of the Internal Revenue Code prevents us from taking a tax deduction, in any one taxable year, for non-performance-based compensation in excess of $1 million paid to the CEO and the three next highest compensated executive officers (other than the CFO). We collectively refer to these executives as the “covered employees.” Certain compensation of the covered employees is specifically exempt from the deduction limit to the extent that such compensation does not exceed $1 million during any fiscal year or is “performance-based” as defined in Section 162(m). The Compensation Committee carefully considers and monitors the effect of Section 162(m) on the elements of our executive compensation program and will structure executive compensation to preserve its tax deductibility under Section 162(m) while maintaining our ability to attract, motivate and retain high-quality executive officers. The Compensation Committee also believes there are circumstances where the interests of the Company and our stockholders are best served by maintaining flexibility in the manner compensation is provided. In those events, the Compensation Committee may, at its discretion, approve payments of nondeductible compensation if the Compensation Committee believes the circumstances warrant such payments. Derek Leathers had $637,144 of compensation paid in 2016 that was not deductible under Section 162(m).

EMPLOYMENT ARRANGEMENTS

Each of our Named Executive Officers has been an employee of the Company for at least ten years. None of our Named Executive Officers has any type of written employment agreement with us.

ARRANGEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Termination. None of our Named Executive Officers who were serving as executive officers at the end of 2016 has a severance agreement or severance benefit arrangement with us. Gary L. Werner was awarded a special retirement cash award in 2016. Please refer to the description on the following page under Gary L. Werner Retirement. In connection with his resignation, Mr. Mullen and the Company entered into a Separation Agreement, which was filed as an exhibit to our Annual Report on Form 10-K for 2016 filed with the SEC.

Change in Control. None of our Named Executive Officers has a change in control agreement with us, and we do not currently provide for incremental compensation or special treatment for incentive compensation related to a change in control except under the stockholder-approved Equity Plan, as described below.

Potential Benefits Payable Under the Equity Plan. Our Equity Plan permits the vesting of outstanding equity awards upon certain termination or resignation actions following a change in control. The Equity Plan provides that if a Named Executive Officer is terminated other than for “cause” or voluntarily resigns for “good reason” within the period beginning upon a change in control and ending on the second anniversary of the change in control, then (i) all outstanding stock options and SARs will become fully exercisable and (ii) all conditions, performance objectives and restrictions (other than those imposed by law) on outstanding restricted stock, RSUs and performance stock will be deemed satisfied as of the executive officer’s employment termination date. “Cause,” “good reason” and “change in control” are defined in the current stockholder-approved version of the Equity Plan.

The following Potential Benefits Payable Under the Equity Plan table shows the potential benefits payable to each Named Executive Officer due to the occurrence of either the termination or resignation event described in the Equity Plan. The amounts of the potential benefits represent the estimated value of all unvested equity awards that would fully vest upon either event, assuming (i) such event occurred on December 31, 2016 (the last day of our fiscal year), (ii) the 2016 performance stock was deemed to have been earned at the target level (even though the actual shares earned were zero), and (iii) a stock price of $26.95 per share, which was the NASDAQ closing market price of our common stock on the same date. These amounts are the same for both events and are reflected in the “Potential Benefit” column.

POTENTIAL BENEFITS PAYABLE UNDER THE EQUITY PLAN
Name	Number of Unvested Shares Vesting		Potential Benefit ($)(1)(2)
Derek J. Leathers	125,000	(Restricted/Performance Stock)	3,368,750
H. Marty Nordlund	24,600	(Restricted/Performance Stock)	662,970
John J. Steele	25,400	(Restricted/Performance Stock)	684,530
Jim S. Schelble	26,400	(Restricted/Performance Stock)	711,480
James L. Johnson	26,400	(Restricted/Performance Stock)	711,480

(1)
Shares of restricted stock do not have an exercise price, thus the potential benefit was calculated using only the $26.95 closing market price on December 31, 2016. The potential benefit at December 31, 2016 includes $525,525 for Mr. Leathers and $105,105 each for Messrs. Nordlund, Steele, Schelble and Johnson, for performance stock which became vested on February 10, 2017.

(2)
The potential benefit at December 31, 2016 includes $1,131,900 for Mr. Leathers and $242,550 each for Messrs. Nordlund, Steele, Schelble and Johnson, for 2016 performance stock awards for which the threshold level was not attained and no shares were ultimately earned.

Gary L. Werner Retirement. Effective February 12, 2016, Gary L. Werner retired as our Vice Chairman. In connection with his retirement and in recognition of his more than 40 years of service, the Compensation Committee awarded Mr. Werner a special retirement cash award of $1.4 million which was paid on February 12, 2016. In accordance with the terms of Mr. Werner's previously granted equity compensation award agreements and the Company's Amended and Restated Equity Plan, all unvested equity awards were forfeited upon the effective date of his retirement.

Gregory L. Werner Severance Agreement. Effective August 27, 2015, Gregory L. Werner resigned as our Chief Executive Officer. In connection with his resignation, Mr. Werner and the Company entered into a Severance Agreement and Release (the "Severance Agreement") dated August 27, 2015, the terms of which were approved by the Compensation Committee. Under the Severance Agreement and subject to the terms and conditions set forth therein, the Company and Mr. Werner agreed to the following severance benefits: (i) a cash severance benefit of $4.0 million, payable in ten (10) semi-annual installments of $400,000 each on January 1 and July 1 of each year, with the first payment to be made on January 1, 2016 and the last payment to be made on July 1, 2020, and (ii) payment of Mr. Werner's COBRA premiums for continuation of health benefits for a period of 18 months. In accordance with the terms of Mr. Werner's previously granted equity compensation award agreements and the Company's Amended and Restated Equity Plan, all unvested equity awards were forfeited upon the effective date of his resignation.

REPORT OF THE COMPENSATION COMMITTEE

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the U.S. Securities and Exchange Commission, nor shall this report be subject to Regulation 14A (other than as indicated) or to the liabilities set forth in Section 18 of the Securities Exchange Act of 1934. This report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference or treats it as soliciting material.
In conjunction with the preparation of the Annual Report on Form 10-K for 2016 of Werner Enterprises, Inc. (the “Company”) and this Proxy Statement for the Annual Meeting of Stockholders to be held May 9, 2017, the Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section (required by Item 402(b) of Regulation S-K of the U.S. Securities and Exchange Commission) of this Proxy Statement.

Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2016.
Patrick J. Jung, Chair
Kenneth M. Bird, Ed.D.
Dwaine J. Peetz, Jr., M.D.

SUMMARY COMPENSATION TABLE

The following table presents information about compensation earned during 2016, 2015 and 2014 by our Named Executive Officers. You should read the Summary Compensation Table in conjunction with the Compensation Discussion and Analysis section and the tables and narrative descriptions that follow. Columns required by SEC regulations are omitted where such column is inapplicable for all of the Named Executive Officers.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus ($)(1)	Stock Awards ($)(2)		All Other Compensation($)(3)	Total ($)
Clarence L. Werner – Executive Chairman, former CEO(4)	2016	10,000	—	—		2,466	12,466
	2015	10,000	—	—		2,250	12,250

Derek J. Leathers – President & CEO(4)	2016	525,964	550,000	1,099,182	(5)	40,963	2,216,109
	2015	519,000	320,000	1,367,440		32,351	2,238,791
	2014	519,000	320,000	1,127,583		39,543	2,006,126
H. Marty Nordlund – Senior Executive Vice President & COO(6)	2016	307,264	200,000	235,539	(5)	32,803	775,606

John J. Steele – Executive Vice President, Treasurer & CFO	2016	245,120	115,000	235,539	(5)	8,229	603,888
	2015	235,000	115,000	273,488		19,266	642,754
	2014	235,000	115,000	225,517		20,396	595,913
Jim S. Schelble – Executive Vice President & CAO(6)	2016	245,148	140,000	235,539	(5)	29,659	650,346

James L. Johnson – Executive Vice President, CAO & Corporate Secretary(6)	2016	258,360	125,000	235,539	(5)	12,478	631,377

Gary L. Werner – Former Vice Chairman(7)	2016	69,923	—	—		1,404,926	1,474,849
	2015	505,000	—	1,597,745	(8)	39,194	2,141,939
	2014	505,000	300,000	1,127,583	(8)	37,392	1,969,975
James A. Mullen – Former Executive Vice President & General Counsel(9)	2016	358,197	120,000	235,539	(8)	7,617	721,353
	2015	362,000	120,000	273,488	(8)	16,332	771,820
	2014	350,000	130,000	225,517	(8)	16,521	722,038

(1)
Annual cash bonus awards are made under the annual cash bonus program. Bonuses reported in this column were awarded by the Compensation Committee on November 28, 2016; November 30, 2015; and December 1, 2014, respectively.

(2)
Amounts represent grant date fair value of the performance stock at target. The stock awards reported in this column and the associated valuation assumptions are also disclosed in the Grants of Plan-Based Awards for 2016 table.

(3)			Refer to the All Other Compensation for 2016 table for a more detailed explanation of the compensation reported in this column.
(4)
Clarence L. Werner was elected as our Chairman on August 11, 2015, and as our Chairman and Chief Executive Officer on August 27, 2015. He previously served as our Chairman Emeritus until August 11, 2015, but was not a Named Executive Officer in 2014. On May 10, 2016, he became Executive Chairman, and Mr. Leathers was promoted to President and Chief Executive Officer.

(5)			The Named Executive Officers earned none of the 2016 stock awards because performance objectives were not met.
(6)			Messrs. Nordlund, Schelble and Johnson were not Named Executive Officers in 2015 or 2014.
(7)			Gary L. Werner retired from the Company and from the Board of Directors effective February 12, 2016. His salary represents all salary paid to Mr. Werner during 2016.
(8)
Mr. Mullen forfeited 100% of his 2016 stock award, and Gary L. Werner and Mr. Mullen each forfeited 80% of their 2015 stock awards and 60% of their 2014 stock awards upon their respective resignations, representing the unvested portions of such awards.

(9)			Mr. Mullen resigned from the Company effective December 8, 2016. His salary represents all salary paid to Mr. Mullen during 2016.

ALL OTHER COMPENSATION FOR 2016

The table below shows the components of “all other compensation” provided in 2016 to the Named Executive Officers, as reported in the preceding Summary Compensation Table.

ALL OTHER COMPENSATION FOR 2016
Name	Perquisites & Other Personal Benefits ($)		Tax Reimbursements ($)(1)	Company Contributions to 401(k) Plan ($)	Company Contributions to Employee Stock Purchase Plan ($)	Severance Payments/ Accruals ($)		Total ($)
Clarence L. Werner	2,466	(2)	—	—	—	—		2,466
Derek J. Leathers	20,537	(3)	14,920	2,140	3,366	—		40,963
H. Marty Nordlund	19,637	(4)	7,660	2,140	3,366	—		32,803
John J. Steele	3,122	(5)	442	2,140	2,525	—		8,229
Jim S. Schelble	18,196	(6)	5,957	2,140	3,366	—		29,659
James L. Johnson	5,915	(7)	1,496	2,140	2,927	—		12,478
Gary L. Werner	3,187	(8)	1,739	—	—	1,400,000	(9)	1,404,926
James A. Mullen	3,797	(10)	—	2,140	1,680	—		7,617

(1)
The amounts reported in this column are the tax gross-ups for Company vehicle use for all executives except Mr. Leathers. The amount reported for Mr. Leathers represents tax gross-ups of $12,951 for Company vehicle use and $1,969 for personal use of the corporate aircraft.

(2)			Perquisites and personal benefits include $2,466 for personal medical care membership program.
(3)			Perquisites and personal benefits include $14,194 for use of one Company vehicle; $3,877 for Company-paid country club membership; and $2,466 for personal medical care membership program.
(4)			Perquisites and personal benefits include $11,096 for use of one Company vehicle; $6,075 for Company-paid country club membership; and $2,466 for personal medical care membership program.
(5)			Perquisites and personal benefits include $656 for use of one Company vehicle and $2,466 for personal medical care membership program.
(6)			Perquisites and personal benefits include $8,763 for use of one Company vehicle; $6,967 for Company-paid country club membership; and $2,466 for personal medical care membership program.
(7)			Perquisites and personal benefits include $2,199 for use of one Company vehicle; $2,466 for personal medical care membership program; and a $1,250 years-of-service award.
(8)			Perquisites and personal benefits include $2,016 for use of one Company vehicle and $1,171 for personal medical care membership program.
(9)
In connection with his retirement and in recognition of his more than 40 years of service, the Compensation Committee awarded Gary L. Werner a special retirement cash award of $1,400,000 payable on or about February 12, 2016.

(10)			Perquisites and personal benefits include $831 for Company car allowance; $2,466 for personal medical care membership program; and a $500 years-of-service award.

Our contributions on behalf of the Named Executive Officers to the 401(k) plan and employee stock purchase plan, as well as the years-of-service awards, are made on the same terms as provided to all of our eligible employees in the United States. In addition to the above-mentioned compensation, the Named Executive Officers also participated in voluntary health and welfare benefit programs that are available for all eligible U.S. employees.

GRANTS OF PLAN-BASED AWARDS FOR 2016

The following table sets forth information regarding equity awards granted to Named Executive Officers under our Equity Plan during 2016. Columns required by the SEC regulations are omitted where such column is inapplicable for all of the Named Executive Officers. The stock awards reported in the following table are also disclosed in the Summary Compensation Table and Outstanding Equity Awards at December 31, 2016 tables and therefore do not constitute additional compensation not otherwise reported in this Proxy Statement.

GRANTS OF PLAN-BASED AWARDS FOR 2016
		Estimated future payouts under equity incentive plan awards(1)			Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Clarence L. Werner(3)		—	—	—	—
Derek J. Leathers	02/16/2016	32,340	42,000	51,660	1,099,182
H. Marty Nordlund	02/16/2016	6,930	9,000	11,070	235,539
John J. Steele	02/16/2016	6,930	9,000	11,070	235,539
Jim S. Schelble	02/16/2016	6,930	9,000	11,070	235,539
James L. Johnson	02/16/2016	6,930	9,000	11,070	235,539
Gary L. Werner(3)		—	—	—	—
James A. Mullen	02/16/2016	6,930	9,000	11,070	235,539

(1)
The earnings per diluted share performance objectives for the 2016 grant were as follows: Threshold–$1.35, Target–$1.75 and Maximum–$2.15. There were also three additional levels of attainment possible between the Threshold and the Target and between the Target and the Maximum, with no proration of shares between attainment levels. Actual earnings per diluted share for 2016 was below $1.35, and as a result, the Named Executive Officers earned none of the 2016 stock awards.

(2)
The grant date fair value of the performance stock of $26.1710 per share is based upon the market price of the underlying common stock on the grant date, reduced by the present value of estimated future dividends because the award is not entitled to receive dividends prior to vesting. The present value of estimated future dividends was calculated based on a $0.06 quarterly dividend amount per share and 1.5% risk-free interest rate. Further discussion of the valuation and assumptions regarding our stock awards is provided in Note 6 of our Consolidated Financial Statements in our Annual Report on Form 10-K for 2016.

(3)		Clarence L. Werner and Gary L. Werner did not receive any plan-based awards in 2016.

OUTSTANDING EQUITY AWARDS AT 2016 YEAR-END

The tables that follow present information regarding all outstanding equity awards held by each of the Named Executive Officers as of December 31, 2016. Restricted stock and performance stock awards are contingent upon the recipient’s continued employment with the Company through each vesting date. Awards reported in these tables with grant dates before 2014 are not disclosed in the Summary Compensation Table and therefore constitute additional compensation not otherwise reported in this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016
Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)(1)	Option Expiration Date
Clarence L. Werner		—	—	—	—	—
Derek J. Leathers	11/29/2007	25,000	—	—	17.18	11/30/2017
H. Marty Nordlund(2)	11/29/2007	25,000	—	—	17.18	11/30/2017
John J. Steele		—	—	—	—	—
Jim S. Schelble	11/29/2007	15,000	—	—	17.18	11/30/2017
James L. Johnson	11/29/2007	15,000	—	—	17.18	11/30/2017
Gary L. Werner(3)		—	—	—	—	—
James A. Mullen(3)		—	—	—	—	—

(1)		Pursuant to our Equity Plan, the exercise price is equal to the closing market price on the date of grant.
(2)		In February 2017, Mr. Nordlund exercised all 25,000 stock options that were vested and exercisable at December 31, 2016.
(3)		Gary L. Werner and Mr. Mullen resigned during 2016, and they had no outstanding awards at the end of 2016.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016
Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Clarence L. Werner		—		—	—	—
Derek J. Leathers	11/30/2010	6,000	(2)	161,700	—	—
	07/27/2012	8,000	(3)	215,600	—	—
	02/10/2014	27,000	(4)	727,650	—	—
	02/10/2015	42,000	(5)	1,131,900	—	—
	02/16/2016	—	(6)	—	—	—
H. Marty Nordlund	11/29/2012	1,800	(7)	48,510	—	—
	02/10/2014	5,400	(4)	145,530	—	—
	02/10/2015	8,400	(5)	226,380	—	—
	02/16/2016	—	(6)	—	—	—
John J. Steele	11/30/2010	1,000	(2)	26,950	—	—
	11/29/2012	1,600	(7)	43,120	—	—
	02/10/2014	5,400	(4)	145,530	—	—
	02/10/2015	8,400	(5)	226,380	—	—
	02/16/2016	—	(6)	—	—	—
Jim S. Schelble	11/30/2010	2,000	(2)	53,900	—	—
	11/29/2012	1,600	(7)	43,120	—	—
	02/10/2014	5,400	(4)	145,530	—	—
	02/10/2015	8,400	(5)	226,380	—	—
	02/16/2016	—	(6)	—	—	—
James L. Johnson	11/30/2010	2,000	(2)	53,900	—	—
	11/29/2012	1,600	(7)	43,120	—	—
	02/10/2014	5,400	(4)	145,530	—	—
	02/10/2015	8,400	(5)	226,380	—	—
	02/16/2016	—	(6)	—	—	—
Gary L. Werner(8)		—		—	—	—
James A. Mullen(8)		—		—	—	—

(1)
Market value is calculated by multiplying the number of shares of stock that have not vested by the closing market price of our common stock ($26.95 per share) on December 31, 2016 (the last trading day of our fiscal year).

(2)				Remaining restricted stock vests in one installment on November 30, 2017.
(3)				Remaining restricted stock vests in one installment on July 27, 2017.
(4)
Performance stock was earned based upon level of attainment of 2014 performance conditions and is subject to a service-based vesting schedule after attainment. One-third of the remaining performance stock vested on February 10, 2017, and the remaining shares vest in two equal installments on February 10, 2018 and 2019.

(5)
Performance stock was earned based upon level of attainment of 2015 performance conditions and is subject to a service-based vesting schedule after attainment. One-fourth of the remaining performance stock vested on February 10, 2017, and the remaining shares vest in three equal installments on February 10, 2018, 2019 and 2020.

(6)
The number of shares and market value for performance stock granted February 16, 2016, is reported at zero. For the year ended December 31, 2016, the actual level attained was below the threshold level, which was certified by the Compensation Committee on February 8, 2017. As a result, the Named Executive Officers earned none of the 2016 stock awards.

(7)				Remaining restricted stock vests in one installment on November 29, 2017.
(8)				Gary L. Werner and Mr. Mullen resigned during 2016, and they had no outstanding awards at the end of 2016.

OPTION EXERCISES AND STOCK VESTED FOR 2016

The following table provides information regarding (i) stock options that were exercised by our Named Executive Officers and (ii) shares of restricted and performance stock that vested during 2016. No Named Executive Officers exercised stock options in 2016. The value realized on exercise of stock options and the value realized on vesting of stock awards reflect the total pre-tax value realized by the Named Executive Officers. The number of shares and value realized on vesting of stock awards includes shares that were withheld at the time of vesting to satisfy tax withholding requirements.

STOCK OPTION EXERCISES AND STOCK VESTED FOR 2016
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Clarence L. Werner	—	—	—	—
Derek J. Leathers	—	—	39,500	1,041,590
H. Marty Nordlund	—	—	7,500	200,838
John J. Steele	—	—	9,700	261,348
Jim S. Schelble	—	—	9,300	249,548
James L. Johnson	—	—	10,700	288,398
Gary L. Werner	—	—	21,100	557,462
James A. Mullen	—	—	11,100	299,228

NONQUALIFIED DEFERRED COMPENSATION FOR 2016

We established a nonqualified deferred compensation plan in 2005 for eligible key employees whose 401(k) plan contributions were limited by IRS regulations affecting highly compensated employees. This plan is subject to the requirements of Section 409A of the Internal Revenue Code and is administered in good faith compliance with Section 409A.

Deferrals. Under the nonqualified deferred compensation plan, eligible employees are permitted to defer a portion of their base salary and annual cash bonus on a pre-tax basis within maximum dollar limitations we establish each year that correspond to participants’ job titles (such as Senior Vice President or Vice President). The maximum deferral limit for each of the Named Executive Officers was $54,000 for the 2016 plan year and is $54,000 for the 2017 plan year.

Company Contributions. The nonqualified deferred compensation plan also permits us to make matching contributions to participant accounts. We did not make any such matches in 2016 and have not done so since adopting the plan.

Earnings. Each participant in the nonqualified deferred compensation plan selects one or more investment funds available under the plan in which their contributed amounts are deemed to be invested. Deferred compensation accounts will then accrue earnings or losses based on the return of the selected investment funds. We do not pay preferential earnings or guarantee above-market earnings on any investments made under the plan.

Distributions and “In Service” Withdrawals. A participant elects under his salary deferral agreement whether the resulting deferred compensation will be distributed to him in annual installments or a lump sum payment upon separation. Distributions are made after the participant’s retirement or termination from the Company and will generally not begin until 12 months after the separation date. Under certain circumstances, participants may also elect to receive scheduled or hardship “in service” withdrawals while still employed with us. None of our Named Executive Officers received distributions or “in service” withdrawals during 2016.

NONQUALIFIED DEFERRED COMPENSATION FOR 2016
Name	Executive Contributions in 2016 ($)(1)	Company Contributions in 2016 ($)(2)	Aggregate Earnings (Losses) in 2016 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of 2016 ($)(4)
Clarence L. Werner	—	—	—	—	—
Derek J. Leathers	53,976	—	60,573	—	608,043
H. Marty Nordlund	45,800	—	40,854	—	481,321
John J. Steele	54,002	—	86,804	—	673,385
Jim S. Schelble	54,002	—	49,613	—	580,382
James L. Johnson	10,020	—	22,644	—	265,816
Gary L. Werner	2,616	—	12,598	—	212,922
James A. Mullen	13,500	—	25,234	—	268,752

(1)	The amounts disclosed in this column are reported as compensation and included within the amounts in the “Salary” and “Bonus” columns of the Summary Compensation Table.
(2)	The Company does not make matching contributions.
(3)
We do not provide above-market or preferential earnings on nonqualified deferred compensation plan balances; therefore, we did not report any portion of these amounts in the Summary Compensation Table pursuant to SEC rules.

(4)
Of these balances, the following executive contributions were reported in the “Salary” and “Bonus” columns of the Summary Compensation Table in our proxy statements for 2014 and 2015: Mr. Leathers, $107,952; Mr. Steele, $108,004; Gary L. Werner, $34,008; and Mr. Mullen, $38,080.

PROPOSAL 2 — ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires us to seek non-binding, advisory stockholder approval, commonly referred to as a “say-on-pay” resolution, of our Named Executive Officers' compensation for 2016 as disclosed in the Executive Compensation section of this Proxy Statement. This advisory vote is not intended to address any specific item of compensation but rather the overall compensation of our Named Executive Officers and the principles, policies and practices described in this Proxy Statement. Accordingly, we are asking stockholders to vote on the following advisory resolution at the 2017 Annual Meeting:

RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.

Through our executive compensation program, we strive to attract, motivate and retain a talented, entrepreneurial executive team that provides leadership and contributes to the achievement of our overall business and financial goals and long-term success, while remaining true to our mission, values and guiding corporate principles. We seek to accomplish these objectives in a manner that rewards performance and aligns with our stockholders' long-term interests.

You should read the Compensation Discussion and Analysis section beginning on page 17 of this Proxy Statement, which describes our executive compensation program, how our executive compensation process functions and how the program and its procedures are designed to accomplish our compensation objectives. We also urge you to review the executive compensation tables and narratives appearing on pages 28 through 34, which provide more detailed information on our Named Executive Officers' compensation.

Our Board and Compensation Committee believe our executive compensation program, articulated in the Compensation Discussion and Analysis, achieves our compensation objectives, rewards performance and links our Named Executive Officers' interests with the long-term interests of our stockholders. The Company believes our executive compensation program has been instrumental to our business and in helping us accomplish our objectives.

At the Company's annual meeting held on May 13, 2014, the stockholders overwhelmingly approved the compensation of our named executive officers, with more than 92% of the stockholder votes cast in favor of our say-on-pay resolution.

The Company and its Compensation Committee believe this affirms our stockholders' support of the Company's approach to executive compensation and executive compensation program objectives. We historically have held our say-on-pay vote every three years; however, stockholders also have an opportunity to cast an advisory vote on the frequency of future say-on-pay votes (see Proposal 3) at the 2017 Annual Meeting. As discussed below, our Board of Directors has recommended that we hold advisory votes on executive compensation every year.

This advisory resolution is non-binding on the Company, Board of Directors and Compensation Committee. The Board and Compensation Committee, when appropriate, will review and consider the voting results as one factor when making future decisions and determinations regarding executive compensation and our executive compensation program.

RECOMMENDATION OF THE BOARD OF DIRECTORS — PROPOSAL 2

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the advisory resolution on executive compensation. The Designated Proxy Holders of proxies solicited by the Board in this Proxy Statement will vote the proxies as directed on each proxy, or if no instruction is made, for the approval of the advisory resolution on executive compensation.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires the Company to submit a non-binding, advisory resolution to stockholders at least once every six years to determine whether stockholder say-on-pay advisory votes on executive compensation (Proposal 2, as described above) should be held every one, two or three years. Accordingly, we are asking stockholders to vote on the following advisory resolution at the 2017 Annual Meeting:

RESOLVED, that the stockholders of the Company advise that an advisory resolution with respect to executive compensation should be presented every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution, and the option receiving the highest number of votes cast by the stockholders shall be the preferred frequency.

Under this Proposal 3, stockholders may vote to have the say-on-pay advisory resolution vote occur (i) every year, (ii) every two years or (iii) every three years. Alternatively, stockholders may abstain from casting a vote.

An advisory vote on executive compensation policies provides us with direct feedback from our stockholders on our executive compensation program. After considering the benefits and consequences of each option for the frequency of future say-on-pay advisory resolutions, our Board of Directors recommends that stockholders vote to conduct future advisory votes on executive compensation every year. The Board believes that conducting an advisory vote every three years, which has been our practice for the last six years, worked well for us in the past, considering the consistency of our compensation programs. However, in light of the significant changes being made to our compensation programs for 2017, conducting the vote on an annual basis will allow our stockholders to provide us with direct and timely input on our compensation principles, policies and practices, giving the Board and Compensation Committee the opportunity to promptly consider feedback from our stockholders and to assess whether our executive compensation program objectives are being achieved and driving stockholder value.

The advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Company, Board of Directors and Compensation Committee. The Board and Compensation Committee, when appropriate, will review and consider the voting results when deciding how frequently to conduct say-on-pay advisory resolution votes but will not be bound by either its own recommendation or by the voting outcome.

RECOMMENDATION OF THE BOARD OF DIRECTORS — PROPOSAL 3

The Board of Directors unanimously recommends that stockholders vote to conduct future advisory votes on executive compensation EVERY YEAR. The Designated Proxy Holders of proxies solicited by the Board in this Proxy Statement will vote the proxies as directed on each proxy, or if no instruction is made, for future advisory votes on executive compensation to occur every year.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP (“KPMG”) is our independent registered public accounting firm. The table that follows sets forth the aggregate fees billed to us by KPMG for professional audit services rendered in connection with the audit of our annual financial statements and internal control over financial reporting for 2016 and 2015. KPMG did not provide any other services to us during those periods.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES FOR 2016 AND 2015
	2016 ($)	2015 ($)
Audit Fees	550,000	506,290
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	550,000	506,290

Audit Fees. Audit fees consist of fees for (i) the audit of our annual financial statements included in our Annual Reports on Form 10-K for 2016 and 2015, (ii) review of our financial statements included in our Quarterly Reports on Form 10-Q during such periods and (iii) the audit of our internal control over financial reporting during such periods.

Audit-Related Fees. Audit-related fees consist of fees (i) for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under Audit Fees and (ii) fees related to audit and attest services not required by laws or regulations and consultations concerning financial accounting and reporting standards.

Tax Fees. Tax fees are defined as fees for professional services for tax compliance, tax advice and tax planning. These services may include assistance regarding federal, state and international tax compliance, tax return preparation, tax audits and customs and duties.

The Audit Committee has reviewed KPMG’s provision of services and believes that these services are compatible with maintaining the independence of KPMG. KPMG did not provide any non-audit services for us in 2016.

The Audit Committee has approved KPMG as our independent registered public accounting firm for 2017. Representatives of KPMG will be present at the 2017 Annual Meeting and will have an opportunity, should they so desire, to make a statement. The KPMG representatives will also be available to respond to appropriate questions from stockholders.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES PERFORMED
BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has a policy for pre-approving all audit and non-audit services provided by independent registered public accounting firms. Prior to the engagement of an independent registered public accountant for the next year’s audit, our management will submit to the Audit Committee for approval an itemized list of all audit and non-audit services expected to be rendered during such year and the budgeted fees for such services. The Audit Committee then pre-approves these services according to the categories of service in the Independent Registered Public Accounting Firm Fees for 2016 and 2015 table. When determining whether a service should receive pre-approval, the Audit Committee considers whether such services are consistent with the SEC rules regarding auditor independence. In the event circumstances arise and it becomes necessary to engage the independent registered public accountants for additional services not contemplated in the original pre-approval, the Audit Committee will approve such additional services prior to the commencement of the engagement and provision of such services.

Pursuant to its charter, the Audit Committee may delegate to its Chair the pre-approval authority to address any requests for pre-approval of services between Audit Committee meetings, and such Chair must report any such pre-approval decisions to the committee at its next meeting. Our management and independent registered public accounting firm periodically report to the full Audit Committee (i) the extent of services provided by such accounting firm in accordance with this pre-approval and (ii) the fees for services performed to date.

We did not pay any fees categorized as Audit-Related Fees, Tax Fees or All Other Fees to KPMG during 2016 and 2015. Accordingly, the Audit Committee did not approve any fees during these periods that related to the waiver of pre-approval provisions or the de minimis exception set forth in applicable SEC rules.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the U.S. Securities and Exchange Commission, nor shall this report be subject to Regulation 14A (other than as indicated) or to the liabilities set forth in Section 18 of the Securities Exchange Act of 1934. This report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference or treats it as soliciting material.

The Audit Committee of the Board of Directors is comprised of Drs. Bird and Peetz and Messrs. Jung, Sather and Steinbach. Mr. Jung is the Chair of the Audit Committee. All of the Audit Committee members are qualified independent directors under the audit committee structure and membership requirements of the NASDAQ and SEC rules and regulations. The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the financial reporting process of Werner Enterprises, Inc. (the “Company”). The Audit Committee conducts its oversight activities by exercising the certain responsibilities and powers set forth in its written charter adopted by the Board. A copy of the charter is available on the Company’s website.

The general duties of the Audit Committee include reviewing the Company’s financial information that will be presented to stockholders and filed with the SEC; appointing the independent registered public accounting firm; reviewing services provided by the Company’s independent auditors and internal audit department; and evaluating the Company’s accounting policies and its system of established internal controls. In its oversight of the independent registered public accounting firm, the Audit Committee reviews the scope of the audit, audit fees, auditor independence matters and the extent to which the independent auditors are retained to perform non-audit services for the Company.

The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. Rather, the Company’s management is responsible for the preparation, consistency, integrity and fair presentation of the Company’s financial statements, accounting and financial principles, internal control and disclosure control systems and procedures designed to ensure compliance with applicable accounting standards, laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing independent quarterly reviews and an independent annual audit of the financial statements and internal control over financial reporting and for expressing an opinion on the conformity of those statements with accounting principles generally accepted in the United States of America (“GAAP”) and an opinion on the effectiveness of the Company’s internal control over financial reporting.

In conjunction with the preparation of the Company’s 2016 audited consolidated financial statements, the Audit Committee met with both management and the independent auditors of the Company to review and discuss significant accounting issues and the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for 2016 prior to the issuance of such financial statements. Management advised the Audit Committee that such financial statements were prepared in accordance with GAAP, and the Audit Committee discussed such financial statements with management and the independent auditors. The Audit Committee’s assessment included a discussion with the Company’s independent auditors regarding matters that are required to be discussed pursuant to (i) Rule 2-07 of SEC Regulation S-X (Communication with Audit Committees) and (ii) Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (Auditing Standard No. 16, Communications with Audit Committees) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and as superseded by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance) adopted by the Public Company Accounting Oversight Board.

The Audit Committee also received and reviewed the written disclosures and letter submitted to the committee by the Company’s independent auditors, KPMG LLP. Such written disclosures and letter are required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence. The Audit Committee and KPMG LLP also discussed KPMG LLP’s independence as the independent auditors of the Company.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2016, for filing with the SEC.
Patrick J. Jung, Chair
Kenneth M. Bird, Ed.D.
Dwaine J. Peetz, Jr., M.D.
Duane K. Sather
Michael L. Steinbach

RECOMMENDATION OF THE BOARD OF DIRECTORS — PROPOSAL 4

We are asking stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for 2017. Although this stockholder ratification is not required by our By-Laws, Audit Committee charter or otherwise, the Board of Directors is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate governance.

In the event our stockholders do not ratify the appointment of KPMG, then our Audit Committee and Board of Directors will reconsider the appointment. Even if our stockholders ratify the selection of KPMG, the Audit Committee will retain its authority to, in its discretion and at any time during 2017, select a different independent registered public accounting firm or terminate KPMG if the Audit Committee determines that such a change would be in our best interests and those of our stockholders.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017. The Designated Proxy Holder of proxies solicited by the Board in this Proxy Statement will vote the proxies as directed on each proxy, or if no instruction is made, for the ratification of the appointment of KPMG LLP.

TRANSACTIONS WITH RELATED PERSONS

REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

Our Governance Committee charter requires the Governance Committee (each member of which is independent under applicable NASDAQ listing standards and SEC rules) to oversee administration of our policies with respect to related person transactions and to review and approve all related person transactions submitted to the Governance Committee when such approval is required under the NASDAQ and SEC rules and regulations. The Company discloses related person transactions that are required to be disclosed under SEC rules in its applicable SEC filings.

For purposes of Item 404 of SEC Regulation S-K, a “related person transaction” is generally any effected or proposed transaction, arrangement or relationship in which:

(i)	The Company was or is to be a participant;

(ii)	The amount involved exceeds or is expected to exceed $120,000; and

(iii)	Any “related person” has an interest.

Under Item 404, “related person” generally means:

•	A director or director nominee of the Company;

•	An executive officer of the Company;

•	A security holder who is known to be the beneficial owner of more than 5% of our common stock;

•	Any “immediate family member” of a director, director nominee, executive officer or beneficial owner of more than 5% of our common stock. “Immediate family members” include spouse, children, parents,

siblings, in-laws, stepparents and stepchildren and any other person sharing the related person’s household; or

•
Any firm, corporation or other entity in which any of the foregoing persons (i) is employed by, a director of or a partner or principal in such entity or (ii) has a beneficial ownership interest of 10% or more.

RELATED PERSON TRANSACTIONS

Land Lease Agreement. The Company leases certain land from the Clarence L. Werner Revocable Trust (the “Trust”), a related person. C.L. Werner, Chairman and Chief Executive Officer of Werner Enterprises, Inc., is the sole trustee of the Trust. On February 8, 2007, the Company entered into a revised Lease Agreement, effective as of May 21, 2002 (the “Lease Agreement”), and a License Agreement (the “License Agreement”) with C.L. Werner in his capacity as trustee. The Lease Agreement and License Agreement were approved by the disinterested members of the Board of Directors at the Board’s February 8, 2007 meeting. The Lease Agreement was originally entered into between the parties on May 21, 2002 with a 10-year lease term commencing June 1, 2002 (the “2002 Lease Agreement”).

The Lease Agreement covers the lease of land comprising approximately 35 acres (referred to as the “Lodge Premises”), with improvements consisting of lodging facilities and a sporting clay range which the Company uses for business meetings and customer and supplier promotion. The 2002 Lease Agreement provided for a non-exclusive license to use for hunting purposes a contiguous portion of farmland comprising approximately 580 acres (referred to as the “Farmland Premises”). These license rights were deleted from the Lease Agreement and incorporated into the License Agreement.

The Lease Agreement’s initial ten-year term expired May 31, 2012. The Lease Agreement gives the Company the option to extend such agreement for two additional five-year periods, through 2017 and 2022, respectively. The Company exercised its option to extend the term of the lease to May 31, 2017 and intends to do so through May 31, 2022. Under the Lease Agreement, the Company also makes annual rental payments of one Dollar ($1.00) per year, and the Company is responsible for the real estate taxes and maintenance costs on the Lodge Premises. These costs totaled approximately $50,000 in 2016. The terms of the Lease Agreement also permit C.L. Werner, in his capacity as landlord, to receive as rent use of the Lodge Premises and Farmland Premises for personal use.

Under the Lease Agreement, at any time during the lease or any extension thereof, the Company has the option to purchase the Lodge Premises from the Trust at its current market value, excluding the value of all leasehold improvements the Company made. The Company also has a right of first refusal to purchase the Lodge Premises, or any part thereof, if the Trust receives an offer from an unrelated third party to purchase the Lodge Premises. The Trust has the option at any time during the lease to demand that the Company exercise its option to purchase the Lodge Premises. If the Company does not elect to purchase the Lodge Premises as demanded by the Trust, then the Company’s option to purchase at any time during the lease is forfeited; however, the Company will retain the right of first refusal with respect to a purchase offer from an unrelated third party. If, at the termination of either of the two five-year renewal periods, the Company has not exercised its option to purchase the Lodge Premises accordingly, the leasehold improvements become the property of the Trust. However, the Company currently intends to exercise its option to purchase the Lodge Premises at its current market value prior to the completion of the lease period, including the two five-year renewal periods. The Company has made leasehold improvements to the Lodge Premises since the inception of the lease agreement in 1994. The cost of these improvements was approximately $6.6 million, and the net book value (cost less accumulated depreciation) at December 31, 2016 was approximately $2.5 million.

The revisions to the Lease Agreement removed the provisions relating to the Farmland Premises (including the option to purchase rights), as of the effective date of the 2002 Lease Agreement, and the Company and the Trust entered into the separate License Agreement defining the Company’s respective rights to the Farmland Premises. Under the License Agreement, the Company and its invitees are granted a non-exclusive right to hunt and fish on the Farmland Premises, for a term of one year, which is automatically renewable unless either party terminates not less than 30 days prior to the end of the current annual term. The Trust agrees to use its best efforts to maintain a controlled shooting area permit on the Farmland Premises while the License Agreement is effective and to maintain the land in a manner to maximize hunting cover for game birds. In consideration of the license to hunt and fish on the Farmland Premises, the Company agrees to pay the Trust an amount equal to the real property taxes and special assessments levied on the land and the cost of all fertilizer and seed used to maintain the hunting cover and crops located on the land. Such costs were approximately $47,000 for 2016.

Family Members of Executive Officers and Directors. The Company employs family members of certain executive officers and directors. Such family members are employed on the same terms and conditions as non-related employees, and their total compensation is commensurate with that of their peers. In 2016, the Company employed one individual who is considered a “related person” under Item 404 of Regulation S-K of the SEC, and this individual’s total compensation was $187,029. This amount include all elements of compensation received by the individual, including cash compensation, equity awards, perquisites and other personal benefits and forms of compensation. The Company also employed five other related persons during 2016, none of whom received compensation in excess of $120,000.

Aircraft Charter Services and Private Aircraft Usage. During 2016, the Company used aircraft charter services for Company business travel pursuant to a customary charter arrangement with an aircraft charter and management entity owned by the son-in-law of C.L. Werner. On certain occasions when Mr. Werner and/or other executives traveled on Company business, the aircraft used for such charters were private aircraft owned by C.L. Werner. The Company pays an hourly rate as well as certain charter-related additional expenses such as landing fees, crew expenses, catering and federal excise taxes. The Company paid a total of $261,529 to the aircraft charter entity in 2016 for aircraft charters and the charter-related additional expenses and excise taxes, of which $181,485 represented charter fees for the private aircraft owned by Mr. Werner.

Hotel Usage. At times during 2016, the Company utilized a hotel situated near the Company's headquarters as one of its preferred hotels for lodging employees and vendors for business-related travel to the headquarters, pursuant to a discounted room rate contract negotiated with the hotel's management company. C.L. Werner has an equity interest in the hotel, including voting rights but not management control. He does not have an ownership interest or management control of the management company. The Company paid a total of $123,170 to the hotel in 2016.

OTHER BUSINESS

We do not know of any business that will be presented for consideration at the 2017 Annual Meeting of Stockholders other than that described in this Proxy Statement. As to other business (if any) that may properly be brought before the meeting, we intend that proxies solicited by the Board will be voted in accordance with the best judgment of the person voting the proxies.

STOCKHOLDER PROPOSALS

Only stockholders of record as of March 20, 2017, are entitled to bring business before the 2017 Annual Meeting. All stockholder proposals must be in writing and include the following:

(i)	A brief description of the business the stockholder desires to bring before the Annual Meeting;

(ii)	The reason for conducting such proposed business at the Annual Meeting;

(iii)	The name and address of the stockholder proposing such business;

(iv)	The number of shares of our common stock beneficially owned by such stockholder; and

(v)	Any material interest of the stockholder in such business.

To be eligible for inclusion in our 2018 Proxy Materials: Stockholder proposals intended to be presented at our 2018 Annual Meeting of Stockholders must be in writing and be received by the Corporate Secretary at our executive offices on or before December 7, 2017. The inclusion of any such stockholder proposal in our 2018 Proxy Materials will be considered untimely if received after December 7, 2017. Stockholders may submit nominations for directors to be elected at the 2018 Annual Meeting of Stockholders, and such nominations must be contained in a written proposal and delivered to the Corporate Secretary at our executive offices by December 7, 2017. For a description of the process of submitting stockholder nominations for director, refer to the Director Nomination Process section under Corporate Governance in this Proxy Statement.

All written stockholder proposals (whether for the recommendation of director candidates or the proposal of other business) are subject to and must comply with the applicable rules and regulations under the Exchange Act, including Rule 14a-8. Rule 14a-8 provides requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. The address for our Corporate Secretary and executive offices is provided in the Contacting the Corporate Secretary and Executive Offices section of this Proxy Statement.

Regarding proposals not to be included in our 2017 Proxy Materials: Stockholders may present proposals for consideration at the 2017 Annual Meeting of Stockholders that are not intended for inclusion in the 2017 Proxy Materials. These proposals must be received in writing by the Corporate Secretary at our executive offices no later than April 19, 2017 for the 2017 Annual Meeting. Pursuant to our By-Laws, stockholders may make other proposals at the Annual Meeting to be discussed and considered; but unless the Corporate Secretary receives the written proposal at least twenty days before the Annual Meeting, such proposal will be considered untimely and will not be acted upon. Instead, the proposal will be laid over for action at the next stockholder meeting.

STOCKHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding” pursuant to SEC rules and regulations. Under this procedure, we will deliver only one copy of this Proxy Statement and our 2016 Annual Report to multiple stockholders who share the same mailing address (if they appear to be members of the same family), unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate Proxies. This procedure reduces our printing and mailing costs and fees.

We will promptly deliver, upon written or oral request, a separate copy of this Proxy Statement and the 2016 Annual Report to any stockholder at a shared address to which a single copy of either of those documents was delivered. To request a separate copy of this Proxy Statement and/or the 2016 Annual Report, stockholders may write or call our Corporate Secretary at our executive offices. You will not be charged for any requested copies. This Proxy Statement and our 2016 Annual Report are also available on our website.

Householding of proxy materials occurs when you provide us or your broker with a written householding consent. Stockholders who would like to revoke their householding consent and receive a separate copy of our subsequent proxy statements and annual reports to stockholders should contact their broker (if the shares are held in a brokerage account) or our Corporate Secretary (if you hold registered shares). Stockholders who share a mailing address and receive multiple copies of proxy materials but would like to participate in householding and receive a single copy of our proxy materials should contact their broker or our Corporate Secretary.

CONTACTING THE CORPORATE SECRETARY AND EXECUTIVE OFFICES

Our Corporate Secretary is James L. Johnson. The mailing address, telephone numbers and e-mail address for our Corporate Secretary and executive offices are:
Werner Enterprises, Inc.
Attention: Corporate Secretary
Post Office Box 45308
Omaha, Nebraska 68145-0308
Telephone: (402) 895-6640
Toll-Free: (800) 228-2240
E-Mail: invrelations@werner.com

INTERNET WEBSITE AND AVAILABILITY OF MATERIALS

Our Internet website, as referred to in this Proxy Statement, is: http://www.werner.com, under the “Investors” link. This Proxy Statement, the Notice of Annual Meeting of Stockholders and 2016 Annual Report (including our Annual Report on Form 10-K for 2016) are available on our website. Our prior proxy statements, annual reports and SEC filings are also included on the website. You may obtain a copy of these materials, without charge, on our website or by contacting the Corporate Secretary.

By Order of the Board of Directors,

James L. Johnson
Omaha, Nebraska	Executive Vice President, Chief Accounting Officer
April 6, 2017	& Corporate Secretary

WERNER ENTERPRISES, INC.
Post Office Box 45308
Omaha, Nebraska 68145-0308

PROXY

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held Tuesday, May 9, 2017. The undersigned stockholder hereby acts by proxy and appoints Clarence L. Werner to act as duly authorized attorney-in-fact and proxy (the “Designated Proxy Holder”), to represent and vote, as the undersigned stockholder directs herein, all shares of common stock of Werner Enterprises, Inc., that such stockholder is entitled to vote as of March 20, 2017 at the Annual Meeting of Stockholders to be held on Tuesday, May 9, 2017 (including any adjournments or postponements thereof), and to vote all such shares on any other business that properly comes before such meeting. The proposals to be voted on in this Proxy are not related to, and are not conditioned upon, the approval of other matters.

1.
PROPOSAL 1 – Election of directors. Check only one box. To withhold authority to vote for any individual nominee(s), check “For All Except” and write the number(s) of the nominee(s) on the line below the box. (Board of Directors recommendation: FOR ALL)

	For All	Withhold All	For All Except
Nominees:	☐	☐	☐
1. Gregory L. Werner – Class II
2. Gerald H. Timmerman – Class II
3. Diane K. Duren – Class II

2.	PROPOSAL 2 – To approve the advisory resolution on executive compensation. Check only one box. (Board of Directors recommendation: FOR)

For ☐	Against ☐	Abstain ☐

3.	PROPOSAL 3 – To hold an advisory vote on the frequency of future advisory votes on executive compensation. Check only one box. (Board of Directors recommendation: EVERY YEAR)

Every Year ☐	Every Two Years ☐	Every Three Years ☐	Abstain ☐

4.
PROPOSAL 4 – To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Werner Enterprises, Inc. for the year ending December 31, 2017. Check only one box. (Board of Directors recommendation: FOR)

For ☐	Against ☐	Abstain ☐

This Proxy, when properly executed, will be voted as directed by the undersigned stockholder. If no instruction is given with respect to a proposal, this Proxy will be voted in accordance with the recommendation of the Board of Directors, which is: “FOR ALL” for Proposal 1, “FOR” Proposals 2 and 4, and “EVERY YEAR” for Proposal 3.
Please date, sign and print your name.*

IF HELD JOINTLY:

Signature	Date	Signature	Date

Printed Name		Printed Name
*When shares are held by joint tenants, both individuals should sign this Proxy. When signing as an attorney, executor, administrator, trustee or guardian, provide your full title. If the stockholder is a corporation or partnership, provide the full corporate or partnership name by the name of the authorized officer or person completing this Proxy.
Please mark, sign, date and promptly return this Proxy using the enclosed postage-paid return envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2017: The Proxy Statement and 2016 Annual Report of Werner Enterprises, Inc. are available, without charge, at http://www.werner.com under the “Investors” link or by contacting the Corporate Secretary by toll free telephone at (800) 228-2240 or by e-mail at invrelations@werner.com.